SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Old Republic International Corporation
(Name of Registrant as Specified In Its Charter)

__________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

April 16, 2018

RE:    Old Republic International Corporation
Commission File No. 001-10607
Definitive Proxy Material

Gentlemen:

I am filing, pursuant to Rule 14a-6 of Regulation 14A under Sub-section 14 of the Securities Exchange Act of 1934, a definitive copy of the Notice, Proxy Statement and form of Voting Stock Proxy solicitation materials for the Annual Meeting of Shareholders of Old Republic International Corporation (the “Company”) to be held on May 25, 2018. Definitive copies of the proxy materials, together with the Annual Report to Shareholders, will first be available to shareholders of the Company no earlier than April 16, 2018.

Pursuant to sub-part 232.101(b)(1) of Regulation S-T, the Company has elected not to submit its Annual Report to Shareholders in an electronic format. In accordance with Rule 14a-3(c), seven copies will be filed separately with the Commission.

Sincerely yours,

/s/ William J. Dasso

William J. Dasso
Counsel

WJD:bm

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	3:00 P.M. Central Daylight Time, Friday, May 25, 2018

PLACE	Old Republic Building 22nd Floor Conference Center 307 N. Michigan Avenue Chicago, Illinois 60601

ITEMS OF BUSINESS
To elect four members of the Class 1 Board of Directors, each for a term of three years.
To ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2018.
To vote in an advisory capacity concerning the Company’s executive compensation.
To vote in an advisory capacity on properly made proposals submitted by shareholders.
To transact such other business as may properly come before the meeting and any adjournment or postpone-ment thereof.

RECORD DATE	You can vote if you are a shareholder of record on March 29, 2018.

ANNUAL REPORT TO SHAREHOLDERS
Our annual report to shareholders for 2017 is printed together with this proxy statement. The Company’s Forms 10-K, 10-Q and other reports to shareholders may be accessed through our website at www.oldrepublic.com or by writing to Investor Relations at the Company address.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Shareholders’ Meeting. You can vote your shares by completing and returning your proxy card, by voting on the Internet, or by telephone.

April 16, 2018	By order of the Board of Directors
John R. Heitkamp, Jr. Senior Vice President, General Counsel and Secretary

Page No.	Table of Contents
1	General Information
1	Voting Procedures
2	Other Matters for the Annual Shareholders’ Meeting
3	Principal Holders of Securities
4	Item 1: Election of Directors
6	Corporate Governance
6	Leadership Structure and Risk Management
8	Board of Directors’ Responsibilities and Independence
10	Procedures for the Approval of Related Person Transactions
10	Section 16(a) Beneficial Ownership Reporting Compliance
11	The Board and Its Committees
14	Shareholder Communication with the Board
14	Item 2: Ratification of the Selection of an Independent Registered Public Accounting Firm
14	External Audit Services
15	Audit Committee Report for 2017
16	Compensation Matters
16	Compensation Committee Report for 2017
16	Compensation Committee Interlocks and Insider Participation
16	Directors’ Compensation
17	Compensation Discussion and Analysis
19	Summary Compensation Table
21	CEO Pay Ratio Disclosure
23	Nonqualified Deferred Compensation
23	Incentive Compensation Plan and Stock Option Awards
24	Stock Option Grants During 2017
25	Exercises of Stock Option During 2017
25 26	Equity Compensation Plan Information Outstanding Equity Awards at Year End 2017
27	Financial Restatement
27	Change of Control, Severance or Retirement
27	Tax Deductibility of Compensation
27	Stock Ownership Guidelines
28	Pension Plan and Baseline Security Plan
29	Pension Benefits
29	Employees Savings and Stock Ownership Plan (ESSOP)
30	Other Benefits
30	Item 3: Vote on Executive Compensation
31	Board of Directors’ Recommendation
31	ITEM 4: ShareHOLDER PrOPOSAL
32	OLD REPUBLIC’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL
33	Board of Directors’ Recommendation
33	ITEM 5: ShareHOLDER PrOPOSAL
34	OLD REPUBLIC’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL
40	Board of Directors’ Recommendation
40	Other Information
40	Shareholder Proposals for the 2019 Annual Shareholders’ Meeting

ii

Proxy Statement
OLD REPUBLIC INTERNATIONAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
May 25, 2018

GENERAL INFORMATION

This Proxy Statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware insurance holding corporation (together with its subsidiaries, the “Company”, “Old Republic” or “ORI”), with its executive office at 307 North Michigan Avenue, Chicago, Illinois 60601. This Statement is furnished in connection with the solicitation of proxies by ORI’s Board of Directors for use at the Annual Shareholders’ Meeting to be held on May 25, 2018 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is April 16, 2018.

Your proxy may be revoked at any time before shares are voted by written notification addressed to the persons named therein as proxies, and mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

If the enclosed proxy is properly executed and returned in time for voting, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the Company’s proxy committee, whose members are listed on the proxy card, for the election of the director nominees named below (or substitutes thereof if any nominees are unable or refuse to serve); for the selection of the Company’s independent registered public accounting firm; for the advisory vote concerning the Company’s executive compensation as recommended by the Board of Directors; against the submitted shareholder proposals, if made; and in the discretion of the proxy committee upon any other matters which may properly come before the meeting.

The Company has one class of voting stock outstanding, Common Stock, $1.00 par value per share (“Common Stock”). On March 29, 2018, there were 302,185,787 shares of Common Stock outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on that date are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

VOTING PROCEDURES

The Company’s Certificate of Incorporation and By-laws prescribe voting procedures for certain, but not all corporate actions. When no procedures are prescribed, the General Corporation Law of the State of Delaware applies. Matters presented at the Company’s Shareholder Meetings are decided as follows: (1) directors are elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote; (2) amendments to the Company’s Certificate of Incorporation are determined by the affirmative vote of the majority of shares outstanding and entitled to vote, except amendments to adopt plans of merger or business combinations, not unanimously approved by the Board of Directors, or that concern the number or terms of the Board of Directors, which require the approval of 66-2/3% and 80%, respectively, of the shares entitled to vote; (3) all other matters are determined by the affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote, except actions to adopt plans of merger or business combinations, not unanimously approved by the Board of Directors and shareholder actions to repeal, alter, amend or adopt new By-laws require approval of 66%, 66-2/3% and 80%, respectively, of the shares entitled to vote.

Under Delaware law, the votes at the Company’s Annual Shareholders’ Meeting will be counted by the inspectors of election appointed by the Chairman at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

A quorum for the Company’s Annual Shareholders’ Meeting is one third of the shares outstanding and entitled to vote appearing in person or by proxy at the meeting. Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. Therefore, on those proposals that require a plurality vote of the shares entitled to vote in person or by proxy at the meeting, the vote of an abstention has no effect. However, on those proposals that require an affirmative vote of at least a majority of shares present in person or by proxy at the meeting, the vote of an abstention has the effect of a vote against the proposal.

Shares beneficially owned but registered in the name of a broker or bank will be counted for the determination of a quorum for the meeting if there is a discretionary voting item on the meeting agenda within the meaning of section 402.08 of the New York Stock Exchange (“NYSE”) listed company manual. If there is a discretionary item on the agenda and the broker or bank does not vote these shares (a “non-vote”), they will not be counted as having voted on the proposal. Therefore, on those proposals that require a plurality or at least a majority vote of the shares at the meeting that are entitled to vote, a non-vote will have no effect. However, on those proposals that require an affirmative vote of at least a majority of the shares outstanding that are entitled to vote, a non-vote has the effect of a vote against the proposal. If there are no discretionary voting items on the meeting agenda, shares beneficially held in the name of a broker or bank shall not be counted in determining a quorum. This year Item 2 is a discretionary voting item; all other items are non-discretionary.

Shareholders can simplify their voting and save Old Republic expense by voting by telephone or by Internet. If you vote by telephone or Internet, you need not mail back your proxy card. Telephone and Internet voting information is provided on your proxy card. A Control Number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. To revoke a proxy given, or change your vote cast, by telephone or Internet, you must do so by following the directions on your proxy card, provided such changes are made by 11:59 PM, Eastern Daylight Time on May 24, 2018.

HOUSEHOLDING OF PROXIES

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers who distribute annual reports and proxy materials may deliver a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive promptly at any time a separate copy of our annual report or proxy statement by sending a written request to the Company at the above address, attention Investor Relations, or by visiting our website, www.oldrepublic.com and downloading this material.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement in the future, please notify your broker if your shares are held in a brokerage account, or if you hold registered shares, the Company’s transfer agent, EQ Shareholder Services P.O. Box 64874, St. Paul, MN 55075, phone number 800-468-9716.

OTHER MATTERS FOR THE ANNUAL SHAREHOLDERS' MEETING

The Company knows of no matters, other than those referred to herein, that will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained D. F. King & Company of New York City, to assist in the solicitation of proxies. Fees for this solicitation are expected to be approximately $9,000. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out‑of‑pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.

PRINCIPAL HOLDERS OF SECURITIES

The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) the Company’s Employees Savings and Stock Ownership Plan (ESSOP); (iii) each director and executive officer of the Company (including nominees); and (iv) all directors and executive officers, as a group: (a) the total number of shares of Common Stock beneficially owned as of March 29, 2018, except as otherwise noted, and (b) the percent of the class of Common Stock so owned:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(*)

Common Stock	BlackRock, Inc.	24,394,927	(1)	8.1
Shareholders’ beneficial ownership	55 East 52nd Street
of more than 5% of the Common	New York, New York 10022
Stock and the ESSOP ownership
	The Vanguard Group	21,707,483	(1)	7.2
	100 Vanguard Blvd.
	Malvern, Pennsylvania 19355

	State Street Corporation	19,934,251	(1)	6.6
	State Street Financial Center
	One Lincoln Street
	Boston, Massachusetts 02111

	Old Republic International Corporation	13,133,025	(2)	4.3
	Employees Savings and Stock Ownership Trust
	307 N. Michigan Avenue
	Chicago, Illinois 60601

Common Stock	Name of Beneficial Owner	Shares Subject to Stock Options(*)	Shares Held by Employee Plans(*)(2)(3)	Other Shares Beneficially Owned(*)	Total		Percent of Class (*)
Directors’ and Executive Officers’(including nominees) Beneficial Ownership	Steven J. Bateman	0	0	15,000	15,000		**
	Harrington Bischof	0	0	20,239	20,239	(4)	**
	Jimmy A. Dew	0	118,481	745,657	864,138	(5)	0.3
	John M. Dixon	0	0	21,061	21,061		**
	Spencer LeRoy III	148,900	0	100,686	249,586	(6)	0.1
	Karl W. Mueller	177,700	18,323	15,948	211,971		0.1
	R. Scott Rager	340,000	80,946	2,500	423,446		0.1
	Glenn W. Reed	0	0	5,000	5,000		**
	Craig R. Smiddy	25,025	1,018	6,720	32,763		**
	Arnold L. Steiner	0	0	792,438	792,438	(7)	0.3
	Fredricka Taubitz	0	0	19,000	19,000		**
	Charles F. Titterton	0	0	22,674	22,674	(8)	**
	Dennis Van Mieghem	0	0	17,800	17,800	(9)	**
	Steven R. Walker	0	0	60,000	60,000	(10)	**
	Rande K. Yeager	146,500	42,427	45,297	234,224		0.1
	Aldo C. Zucaro	740,000	620,912	1,255,080	2,615,992		0.9
	Directors and Executive Officers, as a group (18)	1,665,850	940,095	3,170,365	5,776,310		1.9
* Calculated pursuant to Rule 13d‑3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d‑3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. None of the options shown for executive officers were exercised prior to the Company’s record date and therefore are not eligible to vote at the Annual Shareholders’ Meeting. Ownership percentages have been adjusted to reflect the increased Common Stock outstanding following the issuance of shares upon the conversion of the Company’s 3.75% Convertible Senior Notes on March 15, 2018.

**	Less than one-tenth of one percent.

(1) Reflects the number of shares as of December 31, 2018 shown in the most recent Schedule 13G filings with the SEC. BlackRock, Inc. has reported sole voting for 23,415,986 shares and sole dispositive power for 24,394,927 shares. The Vanguard Group has reported that it has sole and shared voting power for 131,147 and 28,295 shares, respectively and sole and shared dispositive power for 21,566,431 shares and 141,052 shares, respectively. State Street Corporation has reported that it has shared voting power for 19,934,251 shares and shared dispositive power for 19,934,251 shares.
(2) Reflects the number of shares held as of December 31, 2017. Under the terms of the Old Republic Inter-national Corporation Employees Savings and Stock Ownership Plan (“ESSOP”), a participant is entitled to vote the Company Common Stock held by the ESSOP, the shares of which have been allocated to the participant’s account. The Executive Committee of the Company, pursuant to the ESSOP, is authorized to vote the Company Common Stock held by the ESSOP until such time as the shares of such stock have been allocated to a participant’s account or where a participant fails to exercise his or her voting rights. Additionally, the Executive Committee may be deemed to have sole investment power with respect to unallocated stock and shared power for allocated stock held by the ESSOP. The Executive Committee is composed of Messrs. Bischof, Dixon, Steiner, Walker and Zucaro. In addition to the ESSOP, the Old Republic International Employees Retirement Plan (under which all the retirement plan shares for all subsidiaries are held) holds an aggregate of 2,829,509 shares of the Company’s Common Stock not included in this table. The voting of these shares is controlled, directly or indirectly in a fiduciary capacity, by the Executive Committee. The trustees of the Company’s Baseline Security Plan (“BSP”), on December 31, 2017, owned an aggregate of 708,243 shares of the Company Common Stock. These shares are not included in this table, because each participant is entitled to vote the shares of the Company’s Common Stock held by the BSP that have been allocated to their account.

(3)
Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or executive officer as a participant in the ESSOP. Excludes those shares for which the director or executive officer may be deemed to have investment and voting power as a result of being a member of the Executive Committee. These numbers include shares of the Company’s Common Stock held by the BSP for Mr. Rager.

(4)	Includes 8,437 shares held in an IRA trust for Mr. Bischof’s benefit.

(5)	Includes 315,908 shares owned by Mr. Dew’s wife and 93,682 shares held in an IRA trust for Mr. Dew.

(6)	Includes 40,587 shares held in IRA or Roth IRA trusts for Mr. LeRoy’s benefit.

(7)
Includes 270,237 shares owned by Mr. Steiner directly, 451,000 shares held in trust for Mr. Steiner’s children, for whom he is a co-trustee, and 91,201 shares held by the Steiner Foundation for which Mr. Steiner disclaims beneficial ownership.

(8)	Includes 5,549 shares held in IRA and SEP-IRA trusts for Mr. Titterton’s benefit.

(9)	Includes 12,125 shares held in an IRA trust for Mr. Van Mieghem’s benefit.

(10)	Includes 26,000 shares held in IRA and SEP-IRA trusts for Mr. Walker’s benefit, and 22,500 shares held by his wife.

ITEM 1
ELECTION OF DIRECTORS

The following table lists the nominees and continuing directors of the Company. Four Class 1 directors are to be elected at the Annual Shareholders’ Meeting for a term of three years and until their successors are elected and qualified. The nominees are current directors standing for re-election. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that, in the absence of contrary specifications, the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company does not expect such an occurrence. All of the nominees have consented to be slated and to serve as directors if elected.

Mr. Glenn W. Reed was elected a Class 2 director when the Board of Directors’ size was raised to thirteen members in August 2017. Mr. Reed shall stand for election as a director, in due course, with the other members of Class 2 in 2019. Mr. Reed was recommended by the Company’s Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) with input from other Company directors. The Governance and Nominating Committee approved his selection and the Board of Directors unanimously elected him. No third party was involved in Mr. Reed’s recruitment or selection as a director and no fee was paid to any individual or entity in connection with his selection. Mr. Reed was also named a member of the Compensation and Governance and Nominating committees when he was elected. Information concerning his background, qualifications and the talents he brings to the Company is shown below.

Mr. James C. Hellauer, formerly a Class 1 director, retired as a member of the Board of Directors effective December 31, 2017.

Given the reasons and background information cited next to each nominee’s name below, the Board of Directors believes that each of the nominees and the other continuing directors are eminently qualified to serve Old Republic’s shareholders and other stakeholders.

Name	Age	Positions with Company, Business Experience and Qualifications
Nominees for Election: CLASS 1 (Term to expire in 2021)
Harrington Bischof	83
Director since 1997. President of Pandora Capital Corporation since 1996. Formerly Senior Advisor with Prudential Securities, Inc. and prior to that, a senior investment banker with the firms of Merrill, Lynch & Co. and White, Weld & Co. His experience in business, investment banking, and international finance are of significant value to the Company’s corporate governance.

Spencer LeRoy III	72
Director since February 26, 2015. Until his retirement on July 1, 2014, he was Senior Vice President, Secretary and General Counsel of the Company since 1992. Prior to that, he was a partner with the law firm of Lord, Bissell and Brook, now known as Locke Lord LLP. His legal career involved all aspects of insurance, corporate governance and financial-related matters. Mr. LeRoy brings to Old Republic’s Board a long and significant legal experience and extensive knowledge of the Company and its risk factors.

Charles F. Titterton	76
Director since 2004. Formerly Director - Insurance Group with Standard & Poor’s Corp. (“S&P”) until 2003. He brings significant business experience and knowledge of the risk factors connected with the insurance industry by virtue of his long career as a lending officer with a major banking institution and with S&P.

Steven R. Walker	73
Director since 2006. Formerly Senior Counsel and Partner with Leland, Parachini, Steinberg, Matzger & Melnick, LLP, attorneys, San Francisco, California. He brings significant experience to Old Republic’s Board as both an attorney and a business manager during a long career focused on the title insurance industry.

Continuing Directors: CLASS 3 (Term expires in 2020)
Arnold L. Steiner	80
Director since 1974. Retired for more than five years from Steiner Bank, Birmingham, Alabama of which he was President and a substantial owner. He brings long and significant experience in financial businesses and has extensive knowledge of the Company and its risk factors.

Fredricka Taubitz	74
Director since 2003. A CPA by training, she was until 2000 Executive Vice President and Chief Financial Officer of Zenith National Insurance Corp. Until 1985, she was a partner with the accounting firm of Coopers & Lybrand (now PricewaterhouseCoopers LLP). During her long professional career she has gained significant experience in, and knowledge of, the business and the risk factors associated with the insurance industry.

Aldo C. Zucaro	79
Director since 1976. Chairman of the Board and Chief Executive Officer of the Company and various subsidiaries since 1993. A CPA by training, he brings a significant background as a former insurance specialist partner with Coopers & Lybrand (now PricewaterhouseCoopers LLP), and long-term experience with the insurance industry in general, and the Company in particular, since 1970.

Continuing Directors: CLASS 2 (Term expires in 2019)
Steven J. Bateman	59
Director since February 23, 2017. An audit partner with the accounting firm of PricewaterhouseCoopers, LLP until his recent retirement, he had a 37 year career as an auditor and business advisor for a large number of organizations engaged in all major insurance fields. During that period of time, he gained a wealth of knowledge and experience in the business and the risk factors associated with the insurance industry. His background and experience will harmonize extremely well with the Company’s business and the Board’s governance objectives.

Jimmy A. Dew	77
Director since 1980. Formerly Vice Chairman of Old Republic’s subsidiary, Republic Mortgage Insurance Company (“RMIC”), of which he was a co-founder in 1973. His knowledge of RMIC gained in an executive capacity since its founding and his long service on Old Republic’s Board make him fully conversant with the insurance industry and its risk factors.

John M. Dixon	78
Director since 2003. Formerly Chief Executive Partner with the law firm of Chapman and Cutler, Chicago, Illinois until his retirement in 2002. His qualifications include his extensive background as an attorney and his knowledge of corporate law and the risk factors of corporations like the Company.

Name	Age	Positions with Company, Business Experience and Qualifications
Continuing Directors: CLASS 2 (Term expires in 2019) (Continued)
Glenn W. Reed	65
Director since August 17, 2017. Mr. Reed served as a Managing Director of The Vanguard Group, Inc., one of the world’s largest asset-management firms until his retirement from the firm in July 2017. While at Vanguard, Mr. Reed had overall responsibility for Vanguard’s corporate finance and mutual fund finance functions, most recently heading up the firm’s Strategy division. Prior to joining Vanguard in 2007, he served as general counsel for a multi-line health and life insurance company following a 21-year career in the partnership of the Chicago-based law firm of Gardner, Carton & Douglas (now Drinker Biddle). This long-term experience and deep knowledge gained in these fields of endeavor harmonize extremely well with the Company’s business needs and the Board’s governance objectives.

Dennis P. Van Mieghem	77
Director since 2004. A CPA by training, he was the Partner in charge of the National Insurance Tax Practice of the accounting firm of KPMG LLP until his 1998 retirement. With this background, he brings significant experience and knowledge of the insurance industry and its risk factors to Old Republic’s Board.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the Class 1 directors listed above as nominees. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless shareholders specify to the contrary. The results of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

CORPORATE GOVERNANCE

OVERVIEW

Old Republic is organized as an independent, for-profit insurance enterprise managed for the long run. Our Mission is to provide quality insurance security and related services to businesses, individuals, and public institutions, and be a dependable long-term steward of the trust that policyholders and other important stakeholders place in us. The Company’s governance and operations are aligned with this Mission and the inherent public interest vested in the risk taking nature of its business. In so aligning its corporate governance, the Company stresses the long-term obligations intended to meet expectations of financial stability and sustainability of key stakeholders:

1)	The shareholders and debt holders whose capital commitment enable and underpin the insurance risk taking;

2)	The employees whose intellectual capital, know how, and business relationships enable the economically efficient use of capital in the service of policyholders;

3)	The policyholders who rely on Old Republic’s insurance subsidiaries’ long-term promises of financial indemnity; and

4)
The community at large and its expectations for the Company’s adherence to the rules and regulations directed by state and federal regulatory authorities in the interest of managing the business in an ethical and legal manner.

Information appearing on the Company’s website is not incorporated by reference in this proxy statement. However, the Corporate Governance Guidelines, Code of Ethics for the Principal Executive Officer and Senior Financial Officers, and the Code of Business Conduct and Ethics, are accessible on its website at www.oldrepublic.com. Printed copies of these documents are also available to shareholders upon request to the Investor Relations Department at the Company’s office.

LEADERSHIP STRUCTURE AND RISK MANAGEMENT

The Company’s leadership structure and its risk management processes are overseen and monitored by the Board of Directors. The details of this leadership structure and the development of management talent have, for many decades, been the primary responsibilities of the Board’s Executive Committee which, like other Board Committees, reports to the full Board through its Chairman. This five member committee is currently composed of the Company’s Chairman and CEO, and four independent directors, including the Lead Director.

The Board of Directors and its Executive Committee believe that the Company’s decades-long joining of the Chairman and CEO positions is best suited to ensure the long-term value, stability and management of the most important assets necessary for the accomplishment of its Mission. Old Republic’s Board holds management singularly accountable for protecting and enhancing the value of these and all other assets. It therefore holds its CEO responsible for setting the proper tone in shaping and nurturing the institution’s culture and values, not solely in the shareholders’ interests, but in those of its important stakeholders as well. Most critically, these include the policyholders to whom long-term promises of financial indemnity and stability are made by the Company’s insurance subsidiaries, the employees who possess the intellectual capital and business relationships necessary for the conduct and success of the Company, the debt holders who extend a portion of the capital at risk, and the regulators who are charged with protecting the public interest vested in the Company’s insurance enterprises. To meet these responsibilities and objectives, the Board expects the CEO to be a knowledgeable and well-rounded leader who, as chief enterprise risk manager, is fully dedicated to Old Republic’s overall Mission and is best qualified to address and balance the interests of all major stakeholders.

In the Board’s sole discretion, the Chairman and CEO positions may be separated and assigned to two individuals with extensive and complementary operating knowledge of the Company. Under the Board’s long- standing corporate governance philosophy, such a separation would be intended to be temporary and to occur in unusual circumstances or during the transition of management authority.

While the Board has determined that the advantages of a joint Chairman and CEO position outweigh the theoretical benefits of a separated leadership structure, it has established a Lead Director position. In Old Republic’s practice, the Lead Director is appointed from among the independent directors and serves as that group’s liaison to the Chairman and CEO, in addition to acting as the liaison to the Executive Committee. In his or her capacity, the Lead Director may preside at Board meetings in the Chairman’s absence, provide input to meeting agendas of the full Board or the meetings of independent directors, and act as liaison among various committees’ chairmen in the resolution of inter-committee governance matters that may arise from time to time.

Old Republic’s multi-faceted business is managed through a relatively flat, non-bureaucratic organizational structure. The CEO has primary responsibility for managing enterprise-wide risk exposures. The Company avoids management by committee and other organizational impediments to the free flow of information and effective decision making. Long-established control processes are in place, and a variety of other accepted methods are utilized to coordinate system-wide risk taking and risk management objectives. These methods and processes are based on three major functions: lines of business responsibility, enterprise functions, and internal audit and peer reviews.

The lines of business operations managers are responsible for identifying, monitoring, quantifying, and mitigating all insurance underwriting risks falling within their areas of responsibility. These managers use reports covering annual, quarterly or monthly time frames to identify the status and content of insured risk, including pricing or underwriting changes. These management reports ensure the continuity and timeliness of appropriate risk management monitoring, and enterprise-wide oversight of existing or emerging issues.

The enterprise functions incorporate system-wide risk management, including asset/liability and underwriting exposure correlation controls, regulatory and public interest compliance, finance, actuarial, and legal functions. These functions are independent of the lines of business and are coordinated on an enterprise-wide basis by the Chairman and CEO.

The internal audit, as well as related underwriting and claims management peer review functions and processes, provide reasonably independent assessments of management performance and internal control systems. Internal audit activities are intended to give reasonable assurance that resources are adequately protected and that significant financial, managerial and operating information is materially complete, accurate and reliable. This process is also intended to ensure that associates’ actions are in compliance with corporate policies, standards, procedures, internal control guidelines, and applicable laws and regulations.

The corporate culture, the actions of all our associates, and the continuity of their employment are most critical to the Company’s risk management processes. Old Republic’s Code of Business Conduct and Ethics provides a framework for all senior managers and employees to conduct themselves with the highest integrity in the delivery of the Company’s services to its customers and in connection with all Company relationships and activities.

The Compensation Committee, at the direction of the Board, has reviewed the Company’s compensation policies and practices and has concluded that they do not encourage ORI’s senior executives or employees at large to take unnecessary or excessive risks that could adversely affect the Company.

BOARD OF DIRECTORS’ RESPONSIBILITIES AND INDEPENDENCE

The Board of Directors’ main responsibility is to oversee the Company’s operations, directly and through several committees operating cohesively. In exercising this responsibility, each director is expected to utilize his or her business judgment in a manner reasonably believed to be in the best interests of the Company, its shareholders and other important stakeholders. The Board’s oversight duties include the following:

•
Ascertain that strategies and policies are in place to encourage the growth of consolidated earnings and shareholders’ equity over the long term, while increasing the Company’s regular dividend payout;

•	Ascertain that the Company’s business is managed in a sound and conservative manner that takes into account the public interest vested in its insurance subsidiaries;

•	Provide advice and counsel to management on business opportunities and strategies;

•	Review and approve major corporate transactions;

•	Monitor the adequacy of the Company’s internal control and financial reporting systems and practices to safeguard assets and to comply with applicable laws and regulations;

•	Ascertain that appropriate policies and practices are in place for managing the identified risks faced by the enterprise;

•	Evaluate periodically the performance of the Chairman and CEO in the context of the Company’s Mission and performance metrics;

•	Review and approve senior management’s base and incentive compensation taking into account the business’ performance gauged by its return on equity and growth of operating earnings;

•	Periodically review senior management development and succession plans both at corporate and operating subsidiary levels;

•	Select and recommend for shareholder election candidates deemed qualified for Board service;

•
Select and retain an independent registered public accounting firm for the principal purpose of expressing its opinion on the annual financial statements and internal controls over financial reporting of the Company and its subsidiaries;

•	Act as the Board of Directors of the Company’s significant insurance company subsidiaries; and

•	Monitor, review and approve the operations and major policy decisions of the Company’s insurance subsidiaries.

In considering the qualifications and independence of Board members and candidates, the Board of Directors, through the Governance and Nominating Committee, seeks to identify individuals who, at a minimum:

•	Satisfy the requirements for director independence, as set out in the Company’s Corporate Governance Guidelines, in the Listed Company Standards of the NYSE, and in the regulations of the SEC;

•	Are, or have been, senior executives of businesses or professional organizations; and

•	Have significant business, financial, accounting and/or legal backgrounds that lend themselves to the unique nature of the Company’s operations in addressing market and customer needs.

Additionally, the Board seeks to retain and attract members possessing certain critical personal characteristics, most importantly: (i) intelligence, honesty, good judgment, high ethics, and standards of integrity, fairness and responsibility, (ii) respect within the candidate’s social, business and professional community for his or her integrity, ethics, principles and insights; (iii) demonstrated analytic ability; and (iv) ability and initiative to frame insightful questions, to challenge questionable assumptions collegially, and to disagree in a constructive fashion, as appropriate in such circumstances as may arise in the course of the Company’s activities.

The Company’s insurance business is conducted through segments, which in the aggregate are broadly diversified as to the types of insurance coverage and services provided. Each of the Company’s insurance subsidiaries is highly regulated by state or federal governmental agencies as to its capital requirements, financial leverage, business conduct, and accounting and financial reporting practices. New directors receive a broad array of information upon becoming a member of the Board in order to familiarize themselves with the Company’s business, strategic plans, significant financial, accounting and management issues, compliance programs, conflicts policies, Code of Business Conduct and Ethics, Corporate Governance Guidelines, principal officers and independent registered public accounting firm. Further, the Company supports directors taking advantage of and attending director education programs whenever convenient and appropriate. Even with such assistance and in part as the result of the specialized nature of the Company’s businesses and the regulatory framework in which it operates, it is the Company’s view that at least two to four years are typically required for a new director to develop sufficient knowledge of the Company’s business to become a fully productive and effective contributor to the Company’s governance. Reflecting this necessary personal development, each director is expected to serve two or more three-year terms on the Company’s classified Board, on one or more of its key insurance subsidiaries’ boards, and on one or more Board Committees.

The commitment of a substantial amount of time for meetings, for preparation therefor, and for related travel is essential to the performance of a director’s responsibilities. As such, each director is expected to regularly prepare for and attend the meetings of the Board and each committee on which he or she serves. Owing to the risk-taking nature of much of the Company’s business, a demonstrated long-term orientation in a Board member’s business dealings and thought processes is considered very important.

The Company’s Board of Directors has been classified into three classes for many decades. Excepting the possibility, from time to time, of uneven distribution among the classes, one-third of the Board is generally elected annually. This organizational structure is intended to promote continuity and stability of strategy and business direction for the best long-term interests of investors in the Company’s securities, the confidence of insurance subsidiaries’ policyholders, and the long-term expectations of other stakeholders.

The Board has followed a long-standing practice of reviewing the Annual Shareholders’ Meeting vote concerning directors as well as the other items on the agenda. It has historically considered votes withheld from the election of a director as the equivalent to a vote against the director. In the event that any director receives a significant withhold vote in an election, the Governance and Nominating Committee is committed to investigating the reason or reasons for such a withhold vote. Following its investigation, the Committee can make such recommendations to the full Board as are appropriate in light of the circumstances. Such actions may include a request that the director resign, but it is possible that no action may be recommended.

The Governance and Nominating Committee and the full Board reviewed the 2017 Shareholder meeting vote, including the significant withheld votes that directors Hellauer and Steiner received. The Governance and Nominating Committee concluded that certain shareholders, including significant institutional shareholders, withheld votes for these directors because the corporate governance positions of the Company may not be consistent with certain stated policies of those institutional shareholders and those promoted by proxy advisory firms, and not as a result of Messrs. Hellauer’s and Steiner’s individual performance as directors or their abilities.

Periodically, the Board of Directors reviews its corporate governance practices. It most recently concluded that Old Republic’s current corporate governance principles and practices, including its positions on plurality voting for directors, its Rights Plan, and its positions with respect to so-called proxy access provisions, are necessarily interwoven with the tenets of its long-held business governance practices and the critically important long-term orientation they engender and perpetuate. These governance practices emphasize stability, continuity, and sustainability of the enterprise as primary objectives for achieving the greatest values for all stakeholders. The Board believes that its governance mechanisms and structures have served the Company and its stakeholders well over time. In the Board’s opinion, attempts to impose a one-size-fits-all governance philosophy do not necessarily consider the uniqueness of Old Republic’s business model or long-term operating mode, culture, and its fiduciary and other obligations to all shareholders and other stakeholders.

The Company has a directors’ retirement policy for those members who have attained age 75. Pursuant to this policy, the Board, at its meeting to slate directors for 2018, evaluated the qualifications and long-term and continuing contributions of Messrs. Bischof and Titterton as directors. In accordance with its policy, the Board of Directors, with the above individuals abstaining, unanimously recommended waiving the policy’s application and slated these incumbent directors for re-election.

Eleven of the Company’s directors have been affirmatively determined to qualify as “independent” directors in accordance with Section 303A.02 of the Listed Company Standards of the NYSE, Rule 10C-1 and item 407 (a) of Regulation S-K of the SEC. Neither they nor any members of their immediate families have had any of the types of disqualifying relationships with the Company or any of its subsidiaries during 2017 or the two years prior to that, as set forth in subsection (b) of Section 303A.02 of the NYSE’s Listed Company Standards. The independent directors, who are listed below, selected from among themselves a Lead Director and met on a regular basis during 2017 in executive sessions without management present. The Lead Director is nominated by the Governance and Nominating Committee and elected annually by the independent directors. Arnold L. Steiner was Lead Director for 2017 and continues as such through the date of this proxy statement. The independent directors annually vote on the Lead Director position in May. The entire Board and each of its standing Committees conduct an annual self-evaluation, which includes a determination of each member’s independence.

Membership on the Company’s Audit, Compensation, and Governance and Nominating Committees consists exclusively of independent directors. The members, chairpersons and vice-chairpersons of these Committees are recommended each year to the Board by the Governance and Nominating Committee in consultation with the Executive Committee. Each of the three Committees has the authority and funding to retain independent advisors or counsel as necessary and appropriate in the fulfillment of its duties. Each chairperson sets the agenda of their respective Committees’ meetings, consulting as necessary and appropriate with the Chairman and CEO. All directors have full and free access to the Company’s management.

As stated above, the Board of Directors periodically reviews its corporate governance practices. As part of this review, in 2017 the Board of Directors approved an extension of the Company’s Rights Plan to June 26, 2027. This Plan was originally adopted by shareholders in 1987 and has been periodically renewed by the Board of Directors. The Board believes the Rights Plan provides protection to shareholders and other important stakeholders in the event of an unsolicited attempt to acquire the Company using abusive and unfair pressure. The Plan does not preclude other attempts in which all shareholders are fairly treated, such as with cash tender offers. Further the Board of Directors in 2016 and again in 2017 determined that a Proxy Access By-Law is not necessary as Old Republic’s governance structure already provides shareholders with various opportunities to hold the Board accountable in the nomination and election of directors.

PROCEDURES FOR THE APPROVAL OF RELATED PERSON TRANSACTIONS

In addition to a Code of Business Conduct and Ethics and a Code of Ethics for the Principal Executive Officer and Senior Financial Officer, Old Republic also has a conflict of interest policy, which is circulated annually and acknowledged by all directors, officers and key employees of the Company and its subsidiaries. This policy states that no director, officer, or employee of the Company or its subsidiaries may acquire or retain any interest that conflicts with the interest of the Company. This includes direct or indirect interests in entities doing business with the Company or its subsidiaries. If such a conflict occurs, the director, officer or employee is required to make a written disclosure of the conflict to the Company.

The directors, officers and affected employees are required to notify the Company of the actual or potential existence of a related party transaction, as defined by the Listed Company Standards of the NYSE and the SEC rules. Directors are required to notify the Chairman of the Board, unless the Chairman is an affected director, in which case he or she is required to notify the Lead Director. Executive officers are required to notify the CEO, unless the CEO is the affected executive, in which case he or she is required to notify the Chairman or Lead Director, as appropriate. Under the procedures, the CEO, Chairman or Lead Director, as applicable, must conduct a preliminary inquiry into the facts relating to any existing or potential related party transaction. If, based upon the inquiry and the advice of legal counsel, the CEO, Chairman or Lead Director, as applicable, believe that an actual or potential related party transaction exists; he or she is required to notify the entire Board. In turn, the Board is required to conduct a full inquiry into the facts and circumstances concerning a conflicted transaction and to determine the appropriate actions, if any, for the Company to take. Any director who is the subject of an existing or potential related party transaction will not participate in the decision-making process of the Board relating to what actions, if any, shall be taken by the Company with respect to such transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Based solely on reports and other information submitted by executive officers, directors and such other persons required to file, the Company believes that during the year ended December 31, 2017, all reports required by Section 16(a) have been properly filed.

THE BOARD AND ITS COMMITTEES

The Board of Directors met four times, once each quarter, and participated in two interim telephone meetings in 2017. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and committees on which each served. The Company does not require its Board of Directors to attend the Annual Shareholders’ Meeting, as such meeting is conducted by the Chairman and CEO who is the designated executive to speak with one voice in the representation of the entire Board of Directors for these and other purposes.

The following table shows the membership in the Board of Directors and its Committees as of the date of this proxy statement.

BOARD AND COMMITTEE MEMBERSHIP
Committees
Director	Independent Directors(a)	Other Directors(b)	Executive	Audit	Governance and Nominating	Compensation
Steven J. Bateman	x			x (c)		x
Harrington Bischof	x		x		x	x
Jimmy A. Dew	x					x
John M. Dixon	x		x		x	x (d)
Spencer LeRoy III	x				x
Glenn W. Reed (e)	x				x	x
Arnold L. Steiner	x (f)		x		x	x
Fredricka Taubitz	x			x(c)(d)		x
Charles F. Titterton	x			x (c)	x (d)
Dennis P. Van Mieghem	x			x(c)(g)		x (g)
Steven R. Walker	x		x	x	x (g)
Aldo C. Zucaro		x	x (d)
Number of scheduled and special meetings	4	4	4	4	4	5
Number of written consents and telephone meetings	2	1	4	3	1	1

(a)	Independent Director as that term is defined in SEC Rules and the Listed Company Standards of the NYSE.

(b)	The Other Director classification includes all directors who are members of management, or do not currently meet the standard indicated in (a) above.

(c)	Financial Experts as that term is defined in SEC Regulation S-K.

(d)	Chairman.

(e)	Mr. Glenn W. Reed was elected as a director on August 17, 2017 and only attended Board and Committee meetings after that date.

(f)	Lead Director.

(g)	Vice-Chairman

Audit Committee
Members: Steven J. Bateman Fredricka Taubitz, Chairman Charles F. Titterton	Dennis P. Van Mieghem, Vice-Chairman Steven R. Walker

The Audit Committee operates pursuant to a written charter approved by the Board of Directors, performs an annual self-evaluation, and like all other Board committees reports through its chairman in making recommendations to the full Board. While information appearing on the Company’s website is not incorporated by reference in this proxy statement, the Committee’s charter may be viewed at www.oldrepublic.com. Printed copies are available to shareholders upon request.

The Audit Committee is organized to assist the Board in monitoring: (1) the integrity of the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the registered public accounting firm, and (4) the qualifications and performance of the Company’s internal audit function. Further, it is charged with preparing the annual report required by SEC rules to be included in the Company’s proxy statement (which is printed below), and serving as the audit committee of each of the Company’s regulated insurance subsidiaries to the extent required by the National Association of Insurance Commissioners’ Model Audit Rule.

The Audit Committee held four meetings during 2017 and had three telephonic conference calls with the Company’s independent registered public accounting firm and management, four of which were held prior to the Company’s filing of quarterly reports on SEC Form 10-Q and its annual report on SEC Form 10-K.

Each Audit Committee member has been affirmatively determined to qualify as “independent” in accordance with SEC Rule 10A-3(b)(1) and the NYSE’s Listed Company Standards. Four members of the Committee are deemed to qualify as audit committee financial experts as that term is defined in SEC Regulation S-K. No member served on the audit committees of three or more unrelated publicly held companies. The members of the Audit Committee are shown above.

Compensation Committee
Members: Steven J. Bateman Harrington Bischof Jimmy A. Dew John M. Dixon, Chairman	Glenn W. Reed Arnold L. Steiner Fredricka Taubitz Dennis P. Van Mieghem, Vice Chairman

The Compensation Committee operates pursuant to a written charter approved by the Board of Directors, performs an annual self-evaluation and, like all other Board committees, reports through its chairman in making recommendations to the full Board. While information appearing on the Company’s website is not incorporated by reference in this proxy statement, the Committee’s charter may be viewed at www.oldrepublic.com. Printed copies are available to shareholders upon request.

The Compensation Committee is responsible for: (1) evaluating the CEO’s performance and setting Compensation (“Compensation” meaning annual salary, bonus, incentive and equity compensation packages), (2) reviewing and approving, with input from the CEO and President of the Company, the evaluation and Compensation of the other executive officers and senior executives of the Company and its subsidiaries, (3) reviewing and advising on general levels of Compensation of other employees, (4) reviewing the Company’s pension, incentive compensation and stock option plans, (5) preparing the annual report required by SEC rules to be included in the Company’s proxy statement (which is printed below), (6) retaining consultants, independent legal counsel or other advisers, and (7) taking any action as necessary to perform its functions. The Committee is also responsible for reviewing directors’ compensation and subjects itself to an annual performance self-evaluation.

Each member of the Compensation Committee has been affirmatively determined to qualify as “independent” in the judgment of the Company’s Board of Directors and according to the Listed Company Standards of the NYSE and the SEC rules. The Board of Directors considered all factors specifically relevant to determining whether Committee members have any relationships that would be material to the member’s ability to be independent. The Committee has the sole discretion and adequate funding to retain the services of a compensation consultant, legal counsel and other advisors that will be directly responsible to the Committee. The independence of such consultants, counsels or advisors, which is required by the NYSE’s Listed Company Standards and SEC Rule 10C-1, are taken into consideration when they are selected. Inquiries into any possible conflicts of interest are made when such persons are retained and annually thereafter, if their services are continued. As part of its function, the Committee has the ability to retain an independent compensation consultant, and in 2012 and 2016 retained Frederic W. Cook & Co., Inc., to review the Company’s compensation programs and procedures for compensation for the Company’s executive officers. The consultant’s reviews included a comparison of the compensation programs of companies similar in size, operation and organization to the Company, including a review of a peer group of companies determined by the Committee to be appropriate for comparison. The consultant performed no other work for the Company or any of its subsidiaries and played no role in recommending the amount and form of compensation for the executive officers or directors of the Company and is considered independent according to SEC Rule 10C-1 and the requirements of the Dodd-Frank Act. All Compensation recommendations are made solely by the Compensation Committee following consultation with the CEO and the President regarding the Company’s executive officers (other than the CEO and the President) and other senior members of the Company’s management.

Executive Committee
Members: Harrington Bischof John M. Dixon Arnold L. Steiner	Steven R. Walker Aldo C. Zucaro, Chairman

The Executive Committee operates pursuant to a written charter approved by the Board of Directors, performs an annual self-evaluation and, like all other Board committees, reports through its chairman in making recommendations to the full Board. While not incorporated by reference in this proxy statement, the Committee’s charter may be viewed at www.oldrepublic.com. Printed copies are available to shareholders upon request.

The Executive Committee is empowered to exercise the Board of Directors’ authority between scheduled meetings, except as provided in the By‑laws or otherwise limited by the provisions of the General Corporation Law of the State of Delaware. The Committee is authorized to: (1) act as the Company’s Finance Committee and review and approve the Company’s investment policies, (2) review and approve the Company’s dividend and capitalization policies, (3) monitor the Company’s enterprise risk management¸ (4) analyze potential acquisitions or divestitures by the Company or its subsidiaries, (5) annually review and evaluate management development and executive succession plans, (6) oversee the Company’s pension, BSP and ESSOP, and other significant benefit plans, and (7) make any necessary and appropriate recommendations to the Governance and Nominating Committee regarding Board and Committee membership.

Governance and Nominating Committee
Members: Harrington Bischof John M. Dixon Spencer LeRoy III	Glenn W. Reed Arnold L. Steiner Charles F. Titterton, Chairman Steven R. Walker, Vice Chairman

The Governance and Nominating Committee is organized to oversee the Company’s policies relative to the size, composition and qualifications of the Board of Directors. The Committee operates pursuant to a written charter approved by the Board of Directors, performs an annual self-evaluation, and, like all other Board committees, reports through its chairman in making recommendations to the full Board. While not incorporated by reference in this proxy statement, the Committee’s charter may be viewed at www.oldrepublic.com. Printed copies are available to shareholders upon request.

The Governance and Nominating Committee is authorized to: (1) establish procedures and qualification criteria to identify and recommend qualified candidates for election to the Board, taking into consideration any recommendations from the Executive Committee, (2) review annually the qualifications and requirements of the member directors, the structure and performance of Board Committees and, jointly with the Compensation Committee, the compensation for Board members, (3) develop, recommend and annually reassess the Corporate Governance Guidelines applicable to the Company, (4) periodically review, in conjunction with the Executive Committee, the Company’s succession plans with respect to the CEO and other senior officers, (5) maintain and recommend changes to the Board-approved Code of Business Conduct and Ethics and the Code of Ethics for the Principal Executive Officer and Senior Financial Officer, and (6) serve in an advisory capacity to the Board and its Chairman on matters of the organizational and governance structure of the Company.

The Committee believes that the Board’s membership is appropriately diverse as a group in the context of Old Republic’s long-term stewardship in the interest of all shareholders and other stakeholders. The Board of Directors is currently composed of twelve persons of whom eleven are classified as independent. While total membership may vary from time to time, it is the Company’s longer-term objective to have a Board consisting of nine to eleven members with at least 80% qualifying as independent. In conjunction with the responsibilities listed at (1) and (2) immediately above, the Committee evaluates and proposes new and continuing candidates for Board membership. In these regards, the Committee takes into account the factors set forth in the two paragraphs that address “the qualifications and independence of Board members and candidates,…” on page 8 of this Proxy Statement.

The Committee may also consider director candidates nominated by shareholders. Any name presented for consideration must be submitted to the Committee’s Chairman with a copy to the Secretary no later than 120 days before the anniversary date of the Company’s last proxy statement in order to be included in the Company’s proxy statement or on its form of proxy. It should be accompanied by a comprehensive description of the person’s qualifications plus additional sources of relevant information that will assist the Committee in its review of the person’s background and qualifications, so the Committee may make a determination of the candidate’s fitness to serve. All candidates nominated by shareholders will be evaluated on the basis of the same minimum criteria and additional background qualifications and experience discussed in this proxy statement. A candidate who does not satisfy the minimum criteria qualifications will not be recommended by the Committee for membership on the Board. Given the long-term, regulated nature of the Company’s business, nominees will not be considered if they are regarded simply as representatives of a particular shareholder or group of shareholders with a short-term agenda and not oriented toward the demands of a regulated business vested with the public interest.

In the judgment of the Company’s Board of Directors, each member of the Committee is considered independent pursuant to the Listed Company Standards of the NYSE and the rules of the SEC. The members of the Governance and Nominating Committee are shown above.

SHAREHOLDER COMMUNICATION WITH THE BOARD

Shareholders of the Company and other interested parties may communicate with the Lead Director, the independent directors, the Board of Directors as a whole, or with any individual director. Such communications must be in writing and sent to Old Republic International Corporation, c/o Secretary, 307 N. Michigan Ave, Chicago, IL 60601. The Secretary will promptly forward such communications to the intended recipient.

ITEM 2
RATIFICATION OF THE SELECTION OF AN INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of KPMG LLP (“KPMG”), an independent registered public accounting firm, to be the Company’s independent registered public accounting firm for the year 2018. The selection has been approved by the Board of Directors, subject to a review of the fee proposal and the proposed scope of the audit. In the ordinary course of corporate governance, the Board of Directors is asking and recommending that the shareholders ratify this selection subject to the Committee’s acceptance of KPMG’s proposed fee and audit scope. The Company is not required to take any action as a result of the outcome of the vote on this proposal. However, in the event the shareholders fail to ratify this selection, the Board of Directors and the Audit Committee will investigate the reasons for the shareholders’ rejection and may consider whether to retain KPMG or to appoint another independent registered public accounting firm. Even if the selection of KPMG is ratified, the Board of Directors and Audit Committee, at their discretion, may direct the appointment of a different independent registered public accounting firm if they believe that such a change would be in the best interests of the Company and its shareholders.

EXTERNAL AUDIT SERVICES

The Audit Committee selected KPMG as the Company’s independent registered public accounting firm to examine its consolidated financial statements for the year 2017. A member of KPMG will be invited to attend the Company’s Annual Shareholders’ Meeting. He or she will be provided with an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

KPMG’s aggregate fees for professional services for 2017 and 2016 are shown below.

Type of Fees	2017	2016
Audit Fees	$5,337,680	$5,408,600
Audit Related Fees	$27,100	88,725
Tax Fees	—	—
All Other Fees	—	—
Total	$5,364,780	$5,497,325

The term “Audit Fees” refers to expenses covering: (a) professional services rendered by the auditors for the audit of the Company’s consolidated annual financial statements included in the Company’s Form 10-K, (b) reviews without audit of financial statements included in the Company’s Forms 10-Q, and (c) services normally provided by the auditors in connection with mandated audits of statutory financial statements and filings. “Audit Related Fees” refers to charges for assurance and related services by the auditors that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees”. Audits of most of the Company’s employee benefit plans are performed by an independent audit firm other than KPMG. “Tax Fees” refers to fees for professional services rendered by the auditors for tax compliance. The term “All Other Fees” refers to fees for products and services provided by the auditors, other than those reported under the preceding categories.

The charter of the Audit Committee requires that it preapprove all non-audit work by the Company’s independent registered public accounting firm. In determining whether to approve non-audit services, the Committee considers whether the services in question facilitate the performance of the audit, improve the Company’s financial reporting process or are otherwise in the Company’s and its shareholders’ interests. All of the Audit-Related Fees billed to the Company in 2017 and 2016 were approved by the Audit Committee pursuant to the pre-approval waiver requirements of SEC Regulation S-X.

KPMG has advised the Committee that all of its employees engaged in the Company’s audits have been indepen-dent of the Company.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the selection of KPMG as the Company’s independent registered public accounting firm, subject to the Audit Committee’s approval of that firm’s fee and audit scope proposal for 2018. Proxies solicited by the Board of Directors will be voted in favor of the selection of this firm unless shareholders specify to the contrary. The results of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

AUDIT COMMITTEE REPORT FOR 2017

The following Report of the Audit Committee does not constitute solicitation material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In accordance with its written charter, the Audit Committee performs the oversight role assigned to it by the Board of Directors. As part of its oversight responsibilities, the Audit Committee appointed KPMG as the Company’s independent registered public accounting firm for 2017.

Management has responsibility for preparing the Company's financial statements as well as for the Company's financial reporting process. KPMG is responsible for expressing an opinion on the conformity of the Company's audited financial statements with Generally Accepted Accounting Principles in the United States.

The Audit Committee met with KPMG, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. During 2017, the Audit Committee reviewed the interim financial and other information contained in each quarterly report on Form 10-Q filed with the SEC with the Chief Executive Officer, Chief Financial Officer, and KPMG prior to its filing. The Annual Report on Form 10-K was similarly reviewed. In addition, the Audit Committee discussed with KPMG matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301. Further, the Audit Committee received and discussed the written communications from KPMG required by applicable requirements of the PCAOB regarding KPMG’s independence. The Audit Committee reviewed the Company’s internal audit function, including its reporting obligations, and reviewed their proposed audit plans and periodic reports to the Audit Committee summarizing the results of their auditing activities. The Audit Committee met regularly with the Company’s legal counsel to review the status of litigation involving the Company or its subsidiaries and to ascertain that the Company complied with applicable laws and regulations.

Following all of these discussions and reviews, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

By Audit Committee:
Steven J. Bateman Fredricka Taubitz, Chairman Charles F. Titterton	Dennis P. Van Mieghem, Vice Chairman Steven R. Walker

COMPENSATION MATTERS

COMPENSATION COMMITTEE REPORT FOR 2017

The following Report of the Compensation Committee does not constitute solicitation material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee met its oversight responsibilities for the year 2017 by reviewing and discussing with the Company’s management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based upon this review, its discussions and its activities, the Compensation Committee recommended that the CD&A be included in this proxy statement.

By Compensation Committee:
Steven J. Bateman Harrington Bischof Jimmy A. Dew John M. Dixon, Chairman	Glenn W. Reed Arnold L. Steiner Fredricka Taubitz Dennis P. Van Mieghem, Vice-Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has served within the last three years as an officer or employee of the Company or any of its subsidiaries, nor has any executive officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.

DIRECTORS’ COMPENSATION

In 2017, the directors received an annual retainer of $120,000, plus an additional annual fee of $12,000 for each committee on which they serve. The Lead Director, Mr. Steiner, and the chairmen of the Governance and Nominating and Compensation Committees, Messrs. Titterton and Dixon, respectively, each received an additional annual retainer of $12,000. Ms. Taubitz, as Chairman of the Audit Committee, received an additional annual retainer of $18,000. Each of the Committees’ Vice-Chairmen received an additional retainer of $6,000. Independent directors also serve as directors of regulated subsidiaries of the Company and these fees cover service on such subsidiary boards and related committees. Directors’ compensation is reviewed annually, and any changes are recommended by the Compensation Committee, in consultation with the CEO and any independent consultant retained by the Compensation Committee for that purpose. The Compensation Committee’s recommendations are, in turn, voted upon by the full Board. Directors who are employees of the Company or its subsidiaries receive no compensation for their services as directors or committee members.

Non-employee directors are not currently eligible for stock awards, stock options, incentive compensation awards, deferred compensation awards, pensions, or any other compensation programs or arrangements that the Company might offer to its employees or those of its subsidiaries. Independent directors may not receive any form of compensation from the Company other than director’s fees in order to remain qualified as independent. As a result, the fees shown below are the total fees paid to directors. Mr. Zucaro, as an employee and CEO of the Company, has his compensation reported in the Summary Compensation Table shown elsewhere in this proxy statement. Mr. Dew, who is retired from Republic Mortgage Insurance Company (“RMIC”), a subsidiary of the Company, and Mr. LeRoy, who is the retired General Counsel of the Company, have received no non-retirement compensation from RMIC or the Company during the last three years other than the annual retainer and committee fees that other directors receive. As such, each has been determined to be an “independent director” by the Board as that term is used in of Section 303A.02 of the Listed Company Standards of the NYSE, Rule 10C-1 and item 407 (a) of Regulation S-K of the SEC.

The following table lists the compensation paid to each director of the Company eligible to receive such fees. In addition to director fees, the Company and its subsidiaries either directly pay or reimburse directors for travel, lodging and related expenses incurred in attending director or Committee meetings.

2017 Directors’ Compensation
Name	Fees Earned or Paid in Cash
Steven J. Bateman (1)	$96,000
Harrington Bischof	156,000
Jimmy A. Dew4	132,000
John M. Dixon	168,000
James C. Hellauer (2)	144,000
Spencer LeRoy III (3)	124,000
Glenn W. Reed (4)	60,000
Arnold L. Steiner	168,000
Fredricka Taubitz	162,000
Charles F. Titterton	156,000
Dennis Van Mieghem	156,000
Steven R. Walker	162,000

(1)	Mr. Bateman’s compensation reflects the fact that he was elected a director in February 2017 and only served on the Audit and Compensation Committees for part of the year.

(2)	Mr. Hellauer, formerly a Class 1 director, retired as a member of the Board of Directors effective December 31, 2017.

(3)	Mr. LeRoy’s compensation reflects the fact that he was determined to be an “Independent Director” in August of 2017 and only served on the Governance and Nominating Committee for part of the year.

(4)	Mr. Reed’s compensation reflects the fact that he was elected a director in August 2017 and only served on the Compensation and Governance and Nominating Committees for part of the year.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Compensation levels are set to enable the Company to attract, reward and retain key executives and other associates critical to its long-term success. The Company believes that compensation paid to executive officers with major policy setting responsibilities should be closely aligned with its performance on both a short-term and long-term basis. In this regard, performance is evaluated principally on the basis of premiums and fees growth, achieved returns on equity in excess of a minimum return, and growth in operating earnings over multi-year periods. For all executive officers and senior members of management and key employees, compensation is based, in part, on the foregoing financial factors, as well as on their individual performances in the interest of the Company.

Executive officers including the CEO and Chief Financial Officer (“CFO”), do not have employment contracts. They and all other associates of the Company and its subsidiaries are “employees at-will”. Compensation for most senior members of management is set annually by the Compensation Committee of the Board of Directors based either on its sole determination or in consultation with the CEO and/or the President. The Company does not set any salary, incentive award or stock option based on targets or conditions for its executive officers that will automatically result in salary increases or awards based solely on the achievement of such targets or conditions. Rather, the Company attempts to make the total compensation paid to executive officers, the most senior members of management and its other employees reflective of the financial performance achieved by the Company and the individual divisions or units for which they work. In certain cases, employees’ individual performance is subjectively evaluated and their incentive compensation is set at levels reasonably competitive with Old Republic’s understanding of compensation employment benefit levels at other companies in the insurance industry. In reaching compensation decisions, the Company does not measure each individual element of compensation against similar elements paid by other companies or its peer group, nor is any compensation element or the total compensation paid to any executive based solely on comparisons with those of other companies or their executives.

The Board of Directors and Compensation Committee reviewed last year’s shareholder vote concerning executive compensation and took into account that vote along with all other considerations in its review and determination of compensation for the current year. In the normal course of events, the Committee expects to also consider that vote and future votes concerning executive compensation when reviewing any possible changes in compensation programs.

The companies Old Republic has selected as members of its peer group for 2017 are: American Financial Group, Inc., American International Group, Inc., W. R. Berkley Corporation, Chubb Limited, Cincinnati Financial Corporation, CNA Financial Corporation, Fidelity National Financial, Inc., First American Financial Corporation, The Hartford Financial Services Group, Inc., Stewart Information Services Corporation and Travelers Companies, Inc. (The above peer group reflects the fact that W. R. Berkley Corporation, CNA Financial Corporation and The Hartford Financial Services Group, Inc. were added and Markel Corporation and XL Group Plc were deleted in 2017.) A comparison of the aggregate stock performance of Old Republic and the above peer group and former peer group appear in the charts in Part II of the Company’s Annual Report on Form 10-K, and on pages 36 to 39 of this Proxy statement.

Executive Performance Considered in Reaching Compensation Decisions

Old Republic rewards performance that the Compensation Committee believes will lead to both the short and long-term success of the Company and its subsidiaries. The Committee evaluates the Company’s CEO performance and compensation primarily in the context of the following factors.

•	Vision and planning in managing the Company for the long run;

•	Strategies established and implemented to accomplish this important objective;

•	Leadership qualities;

•	Judgment in making decisions regarding plans and general management of the Company’s affairs;

•	Commitment to achieving goals, especially when faced with adversity;

•	Ability in setting objectives and promoting the best interests of the Company’s shareholders, the beneficiaries of its subsidiaries’ insurance policies, and those of other stakeholders; and

•	Adherence to high ethical standards that promote and protect the Company’s good name, culture and reputation.

None of these factors is given any greater weight than another. Rather, each Compensation Committee member subjectively reviews these factors in the aggregate and exercises his or her best professional business judgment in reaching conclusions. The Committee solely evaluates the CEO’s performance and compensation, and that of other key executive officers in consultation with the CEO and, it may seek the input of other members of the Office of the Chief Executive Officer. The performance of certain non-policy-making senior members of the Company’s management is likewise reviewed by the Committee in consultation with the CEO.

Elements of Compensation and the Factors and Rationale in Determining Compensation Amounts

The compensation paid to the CEO, other executive officers, and senior members of the Company’s management is usually composed of the following basic elements treated as a total compensation package:

•	Annual Salary;

•
Awards issued under the Company’s Key Employee Performance Recognition Plan (“KEPRP”), which are usually comprised of both cash and deferred amounts. These awards are principally based on participants’ annual salaries, and five-year running averages of growth in premium and fees, underwriting/service income, operating earnings (excluding realized investment gains or losses) achieved by the Company and its subsidiaries over multi-year periods, and return on equity in excess of a minimum target return based on U.S. Treasury Securities’ yields (in all cases excluding the impact of the RFIG run-off on consolidated results). In certain cases, special awards based upon individuals’ performances or extraordinary contributions in any one year or longer period of time are also made;

•	Awards issued under the Incentive Compensation Plan (traditionally stock options, but may also include cash and other equity awards) in conjunction with awards under the KEPRP; and

•	Other employment benefits such as life and health insurance programs, the ESSOP and the BSP.

The following table shows the segmented sources of Old Republic’s pretax operating income and its net operating income or loss for the past five years. The level and trends in earnings of such segments and their past and most recent contributions to the Company’s growth in the shareholders’ equity account are important considerations in the determination of cash and stock option incentive compensation for certain executive officers and other senior members of the Company’s policy-making executive team.

	Segmented Operating Results ($ in Millions)
	2017	2016	2015	2014	2013
Pretax operating income (loss) (a):
General insurance	$340.3	$319.9	$336.4	$221.3	$288.3
Title insurance	237.1	210.2	166.8	99.5	124.3
Corporate and other (b)	9.9	13.0	7.6	5.7	2.1
Subtotal	587.3	543.3	511.0	326.7	414.7
RFIG run-off business	(73.5)	69.8	29.4	10.3	110.0
Total	513.8	613.1	540.4	337.1	524.8
Income taxes (credits) on operating income (loss)(c)	195.7	193.5	177.7	104.3	173.2
Net operating income (loss) (a)	$318.0	$419.6	$362.7	$232.7	$351.6
(a) Operating income is a non-GAAP reflection of the Company’s business results inasmuch as it excludes investment gains or losses from sales of securities or impairments in the value of portfolio securities.

(b)	Represents amounts for Old Republic’s holding company parent, minor corporate services subsidiaries, and a small life and accident insurance operation.

(c)	2017 Includes $41.8 of deferred income tax expense to adjust to the new 21% tax rate of 2018 pertaining to operations as of December 31, 2017.
SUMMARY COMPENSATION TABLE
The table on the next page shows the compensation summary for the Chairman and CEO, the CFO and the other policy-making executive officers responsible for the operations of the Company and its subsidiaries in the above segments. Bonus and stock option awards for Messrs. Zucaro, Mueller and Rager were based to a significant degree on the Company’s consolidated results; those of Mr. Smiddy were based primarily on the results of the General Insurance segment, while Mr. Yeager’s compensation was largely based on the results of the Title Insurance segment.

Please See Continuation on Next Page

SUMMARY COMPENSATION TABLE
(a) Name and Principal Positions	(b) Year	(c) Salary	(d) Bonus (1)	(e) Value of Stock Option Awards (2)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)(4)	(g) All Other (5) Compensation	(h) Total ($)
Aldo C. Zucaro	2017	$911,666	$740,899	$327,000	$645,543(3)	$19,527(7)	$2,644,635
ORI Chairman and	2016	895,000	636,809	350,000	306,047(3)	18,017(7)	2,205,873
Chief Executive Officer	2015	870,000	582,978	268,000	416,266(3)	18,526(7)	2,155,770
	2014	855,000	31,109	306,000	368,087	17,110(7)	1,577,306
	2013	828,333	283,340	119,700	69,315	13,677(7)	1,314,365

Karl W. Mueller	2017	471,666	239,969	129,165	47,946	18,694(7)	907,440
ORI Senior Vice President	2016	465,000	209,901	131,250	288	17,657(7)	824,096
and Chief Financial Officer	2015	455,000	191,344	73,700	-- (3)	16,610(7)	736,654
	2014	445,000	140,701	107,100	63,151	13,034(7)	768,986
	2013	431,667	171,469	55,575	25,395	8,568(7)	692,674

R. Scott Rager	2017	518,333	690,673	179,850	—	33,506(7)	1,422,362
ORI President and	2016	510,000	602,869	175,000	—	32,469(7)	1,320,338
Chief Operating Officer	2015	500,000	544,828	80,400	—	31,145(7)	1,156,373
	2014	490,000	303,977	113,220	—	30,571(7)	937,768
	2013	476,667	388,708	55,575	—	24,763(7)	945,713
			(8)
Craig R. Smiddy (6)	2017	494,999	562,367	98,100	—	14,888(7)	1,170,354
President and Chief	2016	485,000	473,349	87,500	—	14,277(7)	1,060,126
Operating Officer −	2015	475,000	428,780	33,500	—	13,518(7)	950,798
General Insurance Group	2014	460,000	375,000	44,370	—	13,112(7)	892,482
	2013	184,327	—	—	—	239,733(7)	424,060

Rande K. Yeager	2017	519,134	2,093,977(8)	171,675	41,806	21,741(7)	2,848,333
Chairman and Chief	2016	510,000	686,357	140,000	26,674	20,704(7)	1,383,735
Executive Officer −	2015	495,000	606,369	80,400	-- (3)	19,965(7)	1,201,734
Title Insurance Group	2014	485,000	387,952	114,750	93,014	21,085(7)	1,101,801
	2013	471,250	400,656	51,300	53,308	16,683(7)	993,197
(1) In this table, awards attributed to any one year are based on calculations and Compensation Committee approval made in the following year. The calculations used to determine the awards are based on the evaluation of the Company’s performance metrics generally averaged over the previous five years. The table includes the combined cash and deferred incentive compensation awards granted under the Company’s performance recognition plans or similar plans maintained by subsidiaries of the Company. Under the KEPRP, effective with the performance year 2017, the first $50,000 is paid in cash. For 2016 the first $37,500 was paid in cash, and in prior years the first $25,000 of any award was paid in cash. For awards in excess of these amounts, 50% of the excess is paid in cash and 50% is deferred. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later. The deferred amounts accrue interest for awards made after 2004. No incentive compensation awards were granted for the year 2013 under the Company’s Key Employee Performance Recognition Plan as this plan was suspended due to the poor consolidated results during that year and for several prior years. However during that time, certain subsidiary plans remained in effect and certain executive officers and other employees were granted performance bonus awards based on segmented results or on the basis of subjective evaluations of their individual performance. The awards for all executive officers include interest on their deferred balances from prior years’ awards. For Mr. Zucaro, the amount for 2014 represents only interest on his prior years’ deferred awards. See footnote (8) with regard to a special award granted to Mr. Yeager also included in his column (d) bonus.

(2)
The value of options is calculated pursuant to the Black-Scholes model. The option values represent the estimated present value as of the date the options were granted. Accordingly, the option awards included under this column were granted in the years shown and reflect, among other factors previously noted, an evaluation of earnings trends and returns on equity for prior years.

The significant factors and assumptions incorporated in the Black-Scholes model used to estimate the value of the options include the following:

a)
Options are issued with an exercise price equal to 100% of the per share value at the close of trading (the “Fair Market Value”) of Common Stock on the business day immediately preceding the date of grant. The “Grant Date” shall be the date the Compensation Committee grants an option and the date from which the option term shall be measured.

b)
The term of each option is 10 years (unless such terms are otherwise shortened or forfeited due to termination of employment) and it is assumed that these executives will hold these options for an average of 8 years.

c)
Specific interest rates are used for valuing the awards. Such rates are predicated on the interest rate on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the expected option life.

d)
A stock price volatility factor is utilized in valuing the option awards. This factor is calculated using daily stock prices for the period prior to the Grant Date corresponding with the expected option life.

e)	Expected annual dividend yields ranging between 4.0% and6.09% are used in the calculation of the awards.

The ultimate value of the options will depend on the future market price of the Company’s Common Stock which cannot be forecasted with reasonable accuracy. The actual value an optionee may realize upon exercise of an option, if any, will depend on the excess of the market value over the exercise price on the date the option is exercised.

(3)
Represents the aggregate change in the actuarial present value of the accumulated benefits under the Company’s defined benefit pension plan. Plan benefits were frozen as of December 31, 2013. The year over year change in the present value of accumulated benefits resulted in negative amounts in 2015 for Messrs. Mueller and Yeager, of $11,927 and $90,632, respectively, because of changes in the underlying actuarial assumptions. SEC rules require that these negative changes be treated as zeros. For Mr. Zucaro, there was a negative impact of $16,376 for Old Republic’s defined benefit pension plan and a positive impact of $432,642 for the Old Republic International Corporation Executives Excess Benefit Plan for a combined net positive impact of $416,266 for 2015. For 2016, the year over year change in the present value of accumulated benefits for Mr. Zucaro, had a negative impact of $55,211 for Old Republic’s defined benefit pension plan and a positive impact of $361,258 for the Old Republic International Corporation Executives Excess Benefit Plan for a combined net positive impact of $306,047. For 2017, the year over year change in the present value of accumulated benefits for Mr. Zucaro had a negative impact of $205,520 for Old Republic’s defined benefit pension plan and a positive impact of $851,063 for the Old Republic International Corporation Executives Excess Benefit Plan for a combined net positive impact of $645,543.

(4)	The Company does not have any non-qualified deferred compensation plans that credit above market or preferential earnings to participants.

(5)
Includes all minor amounts covering the Company’s matching contribution to the executive officers’ ESSOP accounts; the Company’s contribution to the executive officer’s Baseline Security Plan (“BSP”) accounts; the value of the Company’s group term life insurance plan treated as income; the value of the personal use of any vehicle supplied for Company business; and the personal value of meals and club dues incurred for Company business.

(6)	Mr. Smiddy joined the Company on August 13, 2013 and became President and Chief Operating Officer-General Insurance on October 1, 2015.

(7)
Includes $100,128 as the value of 6,720 shares of restricted Old Republic stock, which vested over three years, awarded to Mr. Smiddy when he joined the Company and $139,605 paid in connection with his relocation to the Company’s executive offices in Chicago.

(8)
Mr. Yeager’s bonus for 2017 consists of an award of $649,219 (inclusive of accrued interest on prior years’ deferred balance) under the KEPRP of the Title insurance segment, and an additional award of $1,444,758 (consisting of a cash award of $1,066,721 and an equity award with a value of $378,037) resulting from satisfaction in 2017 of pre-set, five-year underwriting/service income performance objectives of the Title insurance segment under the Incentive Compensation Plan.

CEO PAY RATIO DISCLOSURE

The Compensation Committee and Board of Directors believe that executive compensation, particularly as it applies to the Company’s CEO as well as in appropriately similar degrees to other senior executives throughout ORI’s holding company system, should be related to the responsibilities undertaken and consistent with the Company’s intermediate and long-term performance. In this context, and in accordance with the requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), as well as the SEC rules adopted pursuant to it, the Company is reporting the ratio of the total annual compensation of the CEO to that of the “Median Employee”.

The CEO’s compensation used for this calculation is the same as is shown in the Summary Compensation Table immediately above. The total annual compensation for the Median Employee was determined by preparing a list of all United States (“U.S.”) based employees of the Company’s U.S. subsidiaries at year-end 2017 (excluding the CEO) in the order of the highest to the lowest total annual compensation. The number of non-U.S. employees was excluded as they accounted for approximately 130 persons employed in Canada out of a total of approximately 8,690 Company employees. Pursuant to the SEC rule, the compensation of those non-U.S. employees was considered to be de minimis. The compensation for employees who did not work for the Company or one of its subsidiaries for all of 2017 was annualized in arriving at the Median Employee’s compensation. The Median Employee’s total compensation was established by using the same elements of compensation as are shown in the Summary Compensation Table for the CEO.

The total annual compensation of the Company’s CEO - Aldo C. Zucaro:	$2,644,635
The total annual compensation of the Median Employee:	$71,948
Ratio of the CEO’s compensation to the Median Employee:	36.8 to 1

Annual Salary Compensation Practices

The Company’s objective in regard to all of its employees is to set annual salaries at amounts that:

•	Are reasonably competitive in the context of prevailing salary scales in the insurance industry, and

•	Provide a fixed, reasonable source of annual income in context of individual work responsibilities.

The primary factors considered in varying degrees in the establishment of annual salaries for certain executive officers and other senior members of the Company’s management are:

•	Business size and complexity of operations with which the person is associated;

•	The person’s level of responsibility and experience;

•	The success of the business unit with which the person is principally engaged; and

•	The evaluation of the manager’s contribution to the business unit’s success.

When making these evaluations, the prevailing salary scales in the insurance industry, the annual consumer price index, the trends in salary levels in published or private compilations and reports, and the data contained in the proxy statements of selected publicly held insurance organizations are taken into account. No formula, set benchmark or matrix is used in determining annual salary adjustments. The decision regarding each executive officer is subjectively based upon all of the above factors, with the Compensation Committee members exercising their business judgment in consultation with the CEO, as to all executive officers other than the CEO himself. With respect to the latter, the Compensation Committee has sole authority for establishing his compensation.

The salaries of the executive officers are reviewed on an annual basis during the first quarter of the year, and concurrently with a promotion or other significant change in responsibilities. Prior compensation, prior cash and/or deferred incentive awards, bonuses and prior gains from the exercise of stock options are not taken into account when setting current annual salaries for the CEO, CFO and any other executive officer of the Company.

Incentive Awards and Bonuses

The Company uses incentive awards, usually comprised of cash and deferred amounts, as well as periodic performance bonuses. Incentive awards and bonuses are intended to reward and retain eligible executive officers, other senior members of the Company’s management and other key employees. They are also intended to provide an opportunity and incentive to increase compensation based on management’s and the Compensation Committee’s review of their performance.

Performance Recognition Plans

Under the Company’s KEPRP, which was reinstated in 2014, a performance recognition pool is calculated each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO and CFO. Employees eligible to share in this pool are selected by the Compensation Committee in consultation with the CEO. Each year the CEO recommends the total amount of the pool and the Compensation Committee makes the sole determination with regard to the total amount of the pool and the award thereunder, if any, granted to the CEO. The Committee also approves the award recommendations for the CFO and the senior members of management based upon their performance evaluation and the CEO’s recommendations. The eligibility and awards of other key employees are also approved by the Compensation Committee following the CEO’s recommendation. All awards are based on the positions and responsibilities of the key employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic, and the other relevant factors previously addressed in this discussion and analysis. The Compensation Committee’s evaluation of all such factors is made subjectively based on its members’ business judgment.

Each year’s pool amount takes into account pre-established objectives approved by the Compensation Committee. Calculation of the pool is made in accordance with a detailed formula that includes such factors as: (a) the eligible participating employees’ annual salaries, and five-year running averages: of (b) the dollar growth in premiums and fees (c) underwriting/service income, (d) operating earnings (excluding income from realized investment gains or losses) and (e) return on equity in excess of a minimum target return on equity equal to two times the mean of the five-year average post-tax yield on 10-year and 20-year U.S. Treasury Securities and excluding the impact of the RFIG run-off on consolidated earnings. The pool is generally limited to a percentage of plan participants’ aggregate annual base salaries and a percentage of the latest five years’ average net operating earnings. Up to 50% of any one year’s pool amount maybe carried forward for up to three years for later allocation. There is no prescribed guarantee or limit as to how much of the year’s available pool would be awarded to each participant.

Under the KEPRP, effective with the performance year 2017, the first $50,000 is paid in cash. For 2016, the first $37,500 was paid in cash. For prior years, the first $25,000 of any award was paid in cash. For awards in excess of those amounts, 50% of the excess is paid in cash and 50% is deferred. The deferred balance of the award vests at the rate of 10% per year of participation. Deferred balances accrued after 2004 are credited with interest at a rate approved annually by the Compensation Committee. Plan participants become vested in their deferred account balances upon total and permanent disability, death, upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible, or upon a change of control of the Company. Benefits are payable in a set number of equal installments, beginning no earlier than age 55, following termination of employment, death, disability, or retirement, or in total upon a change in control of the Company. Distributions for executive officers can begin no earlier than six months following termination of employment from full time service.

In addition to the KEPRP, the Company also maintains a number of separate plans for several individual sub-sidiaries, or segments of business. Such plans provide for the achievement of certain financial results and objectives as to each such entity. Each of these plans generally operates in the same basic fashion as the Company’s Plan. The award pool for each plan is also established according to detailed formulas that also take into account the above indicated factors for the company plan. Substantially all subsidiaries or operating centers plans have similar cash and deferred elements. Additionally, the Company maintains an Incentive Compensation Plan that provides for cash and equity awards for the achievement of certain financial results and objectives.

Incentive awards under the KEPRP are typically granted annually in conjunction with any awards under the Incentive Compensation Plan (traditionally stock options, but may also include cash and other equity awards) during the first quarter of the year to eligible employees who are employed as of the award date. This follows the receipt of the independent registered public accounting firm’s reports on the financial statements of the preceding year and an evaluation of any pertinent and significant post- balance sheet events and business trends by the Compensation Committee.

Bonuses

The awards shown in the “Bonus” column of the preceding Summary Compensation Table were approved by the Compensation Committee. As a result of the substantial decline in the Company’s consolidated earnings between 2008 and 2013 and those of its run-off Mortgage Guaranty business in particular, no incentive awards were made under the KEPRP for those years. In its stead, the Committee granted certain purely subjective awards to policy-making executive officers and other key employees based on consolidated results generally, as well as individual performance evaluations. The manner of deciding who would receive these bonuses and the amounts of such bonuses was the same as outlined in the first paragraph of the above section.

The following table sets forth certain information regarding non-qualified deferred compensation awards made to the persons listed in the Summary Compensation Table and shows the pro forma balances of their deferred accounts as of December 31, 2017. The individuals listed had no discretion as to whether they wished to defer any awards made to them by the Company and were not permitted to voluntarily make contributions of their own to the Company’s KEPRP.

Nonqualified Deferred Compensation
Name	Company’s Contributions in 2017	Aggregate Interest Earnings 2017	Aggregate Deferred Balance as of December 31, 2017
Aldo C. Zucaro	$325,000	$40,899	$7,774,323
Karl W. Mueller	87,500	14,969	862,138
R. Scott Rager	292,500	55,673	3,848,699
Craig R. Smiddy	250,000	12,367	1,038,246
Rande K. Yeager	287,500	24,219	1,410,553

Incentive Compensation Plan and Stock Option Awards

The Company believes senior executive officers and other members of the Company’s and its subsidiaries’ management who make substantial contributions to long-term performance should have an equity ownership in the Company to better align their interests with those of the shareholders. Old Republic has had non-qualified stock option plans in place for more than thirty years. The most recent plan, “The 2016 Incentive Compensation Plan” (“the 2016 Plan”) was approved and became effective February 24, 2016.

Under the 2016 Plan, an award to a participant may be in the form of a stock option or restricted stock (“Award Shares”), a performance award in the form of cash or deferred cash award (“Performance Award”), or a combination of these items. The Compensation Committee has the authority to: (i) select the participants to whom awards may be granted; (ii) determine the type or types of awards to be granted to each participant; (iii) determine the number of Award Shares, if any, to be covered by any award granted hereunder; (iv) determine the terms and conditions of any Performance Award granted hereunder; (v) determine whether, to what extent, and under what circumstances Performance Awards shall be deferred; and (vi) determine whether, or to what extent and under what circumstances any award shall be canceled or suspended. On the effective date of the 2016 Plan, 15,000,000 shares became available for awards. It is expected that stock options will be the primary Award Shares under the 2016 Plan although Award Shares may also include restricted stock awards in some instances.

The above stated objectives of the 2016 Plan are to encourage:

•	An alignment of stockholder and employee interests;

•	Employee efforts to grow shareholder value; and

•	A long-term commitment to the Company by employee-shareowners.

Accordingly, stock option grants have not been limited to the CEO, CFO and senior executive officers but have also been granted to several hundred employees of the Company and its subsidiaries. The factors considered when making stock option awards include:

•	The achievements of the individual;

•	The overall performance of the Company:

•	The performance of the subsidiary or division to which the individual is attached; and

•	The past and anticipated contributions of the individual to the Company’s success.

No formula, set benchmark or matrix is used in determining stock option awards. The relative significance of the above factors with respect to awards granted to the CEO, CFO, other executive officers and all other employees is determined subjectively by the Compensation Committee. In this regard it gives consideration to the segmented and consolidated results of the Company using business judgment and consultation with the CEO for awards other than his own. The aggregate number of option shares granted annually over the past three years to all employees, including the CEO, CFO, the executive officers of the Company and all senior members of the Company has been less than 0.5% of the then outstanding Common Stock of the Company.

Option awards, like KEPRP awards, are typically made once a year, usually during the first quarter following receipt of the independent registered public accounting firm’s report on the financial statements for the preceding year. The Compensation Committee approves a total pool of option shares, and the individual options granted to the CEO and the other executive officers and senior members of the Company and its subsidiaries’ management. The options’ exercise price is the fair market value of the Company’s Common Stock, as defined by the Plan, on the day before the Grant Date.

When making these awards, the other sources of compensation for the participant, such as base salary and any other incentive awards, are taken into account so as to achieve a reasonable balance of cash and future income or value. The grant of options and their strike price are not linked to any Company action such as the release of earnings and have typically occurred during March of each year with notifications to recipients in concurrence with their annual compensation review.

Stock Option Grants During 2017

The following table sets forth certain information regarding options to purchase shares of Common Stock granted in 2017 to the executive officers listed in the Summary Compensation Table. The value of these options is calculated pursuant to the Black-Scholes model. Additional information about how these values are determined is disclosed as part of the Summary Compensation Table.

Stock Option Grants
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Award

Aldo C. Zucaro	3/22/17	100,000	$19.98	$327,000
Karl W. Mueller	3/22/17	39,500	19.98	129,165
R. Scott Rager	3/22/17	55,000	19.98	179,850
Craig R. Smiddy	3/22/17	30,000	19.98	98,100
Rande K. Yeager	3/22/17	52,500	19.98	171,675

The term of each option is 10 years from the Grant Date. Options are exercisable in accordance with the following vesting schedule: 10% at the end of the year of grant, and thereafter annually at the rates of 15%, 20%, 25% and 30% so that at the end of the 5th fiscal year after the grant they are 100% vested. If the optionee dies, retires in good standing after age 57, or becomes disabled, vesting acceleration occurs. In such cases and in the event of change in control of the Company, vesting accelerates to the extent of the higher of 10% of the shares covered for each year of service by the optionee or the actual vested percentage plus 50% of the unvested remaining shares. In the case of any option granted after January 1, 2014 to an optionee who, as of the Grant Date: (i) has attained age 65, (ii) is currently an employee of the Company or a subsidiary, and (iii) has been employed by the Company or a subsidiary for ten (10) years or longer, such options are considered fully vested as of the Grant Date.

Exercises of Stock Options During 2017

The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during 2017 by the executive officers named in the Summary Compensation Table.

Exercises of Stock Options During 2017
	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise

Aldo C. Zucaro	—	—
Karl W. Mueller (1)	25,000	$198,785
R. Scott Rager (2)	47,500	$401,375
Craig R. Smiddy	—	—
Rande K. Yeager (3)	116,300	$781,423

(1)	During 2017, Mr. Mueller exercised an option granted to him in 2008, as such, the value realized that is shown above had accrued over the years since that option was granted.

(2)	During 2017, Mr. Rager exercised options granted to him in 2008 and 2009, as such, the value realized that is shown above had accrued over the years since those option were granted.

(3)	During 2017, Mr. Yeager exercised options granted to him between 2011 and 2015, as such, the value realized that is shown above had accrued over the years since those option were granted.

Equity Compensation Plan Information

The following table sets forth certain information regarding securities authorized for issuance under stock option plans as of year-end 2017. The Company only sponsors the stock option plan that has been approved by the shareholders.

Equity Compensation Plan Status as of Year End 2017
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,565,019	$15.76	12,371,345
Equity compensation plans not approved by security holders	—	—	—
Total	6,565,019*	$15.76	12,371,345
(*) A total of 122,150 options included in this total were either exercised or expired on March 13, 2018.

The following table sets forth information regarding the unexercised options held by the persons listed in the Summary Compensation Table. This table shows the option exercise price for each exercisable and un-exercisable option held by each individual and the date upon which each option expires.

Outstanding Equity Awards at Year End 2017
	Number of Securities
Name	Underlying Unexercised Options Exercisable	Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Aldo C. Zucaro	100,000	—	$ 12.33	03/23/21
	70,000	—	10.80	03/21/22
	70,000	—	12.57	03/20/23
	100,000	—	16.06	03/19/24
	100,000	—	15.26	03/19/25
	100,000	—	18.14	03/23/26
	100,000	—	19.98	03/22/27

Karl W. Mueller	15,000	—	10.48	03/25/19
	17,500	—	12.08	03/25/20
	30,000	—	12.33	03/23/21
	32,500	—	10.80	03/21/22
	32,500	—	12.57	03/20/23
	24,500	10,500	16.06	03/19/24
	12,375	15,125	15.26	03/19/25
	9,375	28,125	18.14	03/23/26
	3,950	35,550	19.98	03/22/27

R. Scott Rager	13,000	—	12.08	03/25/20
	30,000	—	12.33	03/23/21
	32,500	—	10.80	03/21/22
	32,500	—	12.57	03/20/23
	37,000	—	16.06	03/19/24
	30,000	—	15.26	03/19/25
	50,000	—	18.14	03/23/26
	55,000	—	19.98	03/22/27

Craig R. Smiddy	10,150	4,350	16.06	03/19/24
	5,625	6,875	15.26	03/19/25
	6,250	18,750	18.14	03/23/26
	3,000	27,000	19.98	03/22/27

Rande K. Yeager	9,000	—	12.57	03/20/23
	40,000	—	18.14	03/23/26
	52,500	—	19.98	3/22/2027

The following table sets forth a summary of all stock options that have been granted to Company employees, inclusive of those persons listed in the Summary Compensation Table. This table highlights the fact that the compensation of employees in the form of stock options can be illusory due to the decline in price of the Company’s Common Stock following the award of an option at a set exercise price. In the past 10 years, a total of approximately $34 million (or an average of $3.4 million per year) was expensed by the Company in accordance with generally accepted accounting principles. These expenses represented the amortization of stock option costs over the vesting period of the underlying options. Approximately $14 million (or 41%) of these charges to operation represented costs attributed to options that were never exercised and were therefore of no value to the optionees, due to declines in Old Republic’s quoted stock price below the exercise price.

				Options Outstanding			Options Exercisable
					Weighted - Average
Ranges of Exercise Prices			Year(s) of Grant	Number Outstanding	Remaining Contractual Life	Exercise Price	Number Exercisable	Weighted Average Exercise Price
$7.73	to	$12.95	2008	122,150	0.25	$ 12.82	122,150	$12.82
$10.48			2009	162,980	1.25	10.48	162,980	10.48
$12.08			2010	242,030	2.25	12.08	242,030	12.08
$12.33			2011	527,346	3.25	12.33	527,346	12.33
$10.80			2012	488,558	4.25	10.80	488,558	10.80
$12.57			2013	666,063	5.25	12.57	666,063	12.57
$16.06			2014	904,726	6.25	16.06	675,749	16.06
$15.26			2015	882,139	7.25	15.26	466,171	15.26
$18.14			2016	1,189,027	8.25	18.14	480,378	18.14
$19.98			2017	1,380,000	9.25	19.98	396,834	19.98
Total				6,565,019		$15.76	4,228,259	$14.42

Financial Restatement

The Company has adopted a policy that if it is ever required to prepare an accounting restatement due to a material noncompliance with any financial reporting requirement under the securities laws, it will attempt, to the extent permitted by law, to recover or clawback the excess incentive-based compensation received by each current or former executive officer during the three years preceding the required restatement, over what, if any, incentive compensation such officers would have received based on the accounting restatement.

Change of Control, Severance or Retirement

None of the executive officers have employment contracts, and all are considered “at-will” employees of the Company. Further, the Company has no change of control or severance agreements such as “golden parachutes” in place for any of its executive officers. However, the benefit plans referred to above would be affected, in limited ways, by a change of control of the Company. Such an event would not result in additional compensation or benefits being paid to any executive officer or employee for the Company. Rather, the effect would be to accelerate the vesting of benefits under these plans and require the immediate payment of all deferred balances under the Company’s Performance Recognition Plans.

The above notwithstanding, the Company and its Board of Directors retain the right to enter into employment contracts or institute “golden parachutes” and similar benefits for its executive officers and other key employees immediately, and at any time as circumstances may warrant, to protect the Company’s business interests. There is no assurance, however, that any of the selected executives would agree to such contracts.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. In light of this exception to the $1,000,000 limitation, the Company has not adopted any policy with respect to compensation in excess of $1,000,000 being paid to executive officers.

Stock Ownership Guidelines

The Company encourages all of its employees to own Company Common Stock directly or through employee benefit plans such as its 401(k) ESSOP. All of its executive officers and directors own shares of the Company’s Common Stock. The table on page 3 shows the nature and amount of such holdings.

The Company has an equity ownership policy for its directors and senior officers. Pursuant to this policy, directors are required to acquire holdings in the Company’s Common Stock with a value of at least $250,000. This policy allows new directors three years during which to acquire such ownership, with the valuation of such stock based upon the greater of current market value attained at any point in time, or the original acquisition cost. All of the Company’s directors are currently in compliance with this policy. For the most senior officers of the Company, the recommended value of Common Stock ownership is based upon the following multiples of the officer’s base salary:

CEO of the Company	6 times
President of the Company	4 times
Certain other senior officers of the Company and its subsidiaries	1.5 times

The value of all shares of Company Common Stock owned directly or held in employee benefit accounts by such officers, together with the value of deferred compensation accounts, are considered in meeting these objectives. Newly elected senior officers have five years to meet the pertinent requirement. Senior officers who are promoted to a position that suggests additional ownership of the Company’s Common Stock have three years from such promotion to meet the applicable requirement. All of the Company’s Executive Officers currently hold in excess of the requirement that applies to them.

Pension Plan and Baseline Security Plan

The Old Republic International Corporation Salaried Employees Restated Retirement Plan (“Company Pension Plan”) assumed the obligations and assets of other retirement plans maintained by certain subsidiaries. All of these plans have been closed to new employees for many years. Finally, the accrued benefit levels available to each participant in the Company Plan were frozen at December 31, 2013 and no new benefits have accrued to participants since that date.

Under the Company Pension Plan, as it applies to Messrs. Zucaro and Mueller, benefits are determined based upon 1.5% of the participant’s “Final Average Monthly Earnings” (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service that results in the highest “Final Average Monthly Earnings”) multiplied by the participant’s years of service. Earnings include base salary and commissions, but exclude bonuses and cash and deferred incentive compensation awards granted under any Company or subsidiaries’ incentive plans or KEPRPs. Early retirement benefits are available under the Company Plan for persons who are eligible and elect to retire after attaining age 55 provided they have at least five years of vested service with the Company. In this case, early retirement benefits are adjusted based upon the participant’s age at retirement. The adjustment begins at 50% of normal benefits at age 55. For participants age 55 to 60, the early retirement benefits increase by 3.33% per year. Between ages 60 and 65, they increase by 6.66% per year until they reach 100%. Vested benefits must be paid upon an employee’s attainment of age 701/2. Mr. Mueller is currently eligible for early retirement benefits under the Company Plan. Messrs. Rager and Smiddy are not participants in the Company Pension Plan or any pension plan previously sponsored by a subsidiary of the Company.

Under the Pension Plan, as it applies to Mr. Yeager, who has attained age 65, the monthly benefit is 1.20% of the participant’s Final Average Monthly Earnings up to the Social Security Integration Level, and 1.75% of the amount in excess of that level, multiplied by the participant’s years of credited service limited to a maximum of 30 years. Early retirement benefits are available for persons who are eligible and elect to retire after attaining age 55 and completing 10 years of vesting service, or after attaining age 60. In the case of early retirement, benefits are reduced by .458% for each month preceding the participant attaining age 65.

For a number of years the Company maintained the Old Republic International Corporation Executives Excess Benefit Plan (“Excess Benefit Plan”) to pro-vide certain key executives with pension benefits in excess of those provided by the Company Pension Plan because of government imposed limitations capping benefit payments. The Excess Benefit Plan was administered by the Compensation Committee of the Board of Directors, which selected the employees eligible to participate in this plan. Mr. Zucaro is the only continuing executive officer who qualified for participation under the Excess Benefit Plan, as this plan has been closed to new participants for over a decade. Further, the accrued benefits under this plan were also frozen as of December 31, 2013 and no additional future benefits will accrue to Mr. Zucaro under it.

The following table sets forth the present value of the estimated benefits payable to executive officers under the above described pension plans.

Pension Benefits
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Aldo C. Zucaro	Company Plan	36.4	$1,867,722	$247,168
	Excess Benefit Plan	36.4	6,876,349	—
Karl W. Mueller	Company Plan	8.3	369,070	—
R. Scott Rager	None	—	—	—
Craig R. Smiddy	None	—	—	—
Rande K. Yeager	Company Plan	26.6	1,361,552	—
(1) The present value of accumulated benefits payable following assumed retirement is calculated using interest and mortality assumptions consistent with those used for financial reporting purposes with respect to the companies’ audited financial statements. No discount is assumed for separation prior to retirement due to death, disability or termination of employment. The amount shown is based upon accrued service through year end 2013 when Plan benefits were frozen.

The Baseline Security Plan (“BSP”) was established by the Company, in part as a replacement for various 401(k) plans maintained by a number of its subsidiaries. Eligibility for participation in the BSP is similar to eligibility under the Company’s 401(k) ESSOP discussed below. The BSP is noncontributory by participants although IRA roll-over contributions are permitted. The annual Company contributions are performance-based with an emphasis on the long-term underwriting and related services profitability of the individual subsidiaries or groups thereof. Contributions are approved each year by ORI’s Compensation Committee and Board of Directors following the receipt of all pertinent audit reports for the Company and its individual subsidiaries and operating centers. Contributions are characterized as a percentage of each eligible employee’s annual base salary.

Employees Savings and Stock Ownership Plan (ESSOP)

The ESSOP, which has been in place since 1978, is intended to encourage all of ORI’s eligible employees to save on a tax-sheltered basis and through a matching contribution in the form of ORI common stock to build a stake in the Company’s business. As of March 29 2018, the ESSOP held approximately 4.3% of ORI’s common stock.

Under the Company’s 401(k) qualified ESSOP, eligible employees who elect to participate by saving a portion of their pay may receive a Company match ranging from 20% to 140% of a maximum of 6% of the participant’s first $150,000 in eligible annual compensation. The matching formula is based upon the percentages saved and the increase in the Company’s five-years’ running average of net operating earnings growth per share, adjusted for the effect of the RFIG run-off. Employees’ savings are invested, at the employees’ direction, in a number of publicly-traded mutual funds, and employees may elect to purchase the Company’s Common Stock as an investment option. Employer contributions are invested exclusively in the Company’s Common Stock. Employees with three or more years of service as of the prior year’s end may diversify the annual contribution of Company Common Stock into alternative mutual funds available for investment. Further, employees may also diversify all of the prior contributions of Company Common Stock at any time into such mutual funds. The number of times that employees may change their investments into or out of the Company’s Common Stock is annually limited. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, death, or upon the earlier of attaining age 65 or being employed for 6 years. Vesting occurs in increments of 20% per year, beginning after one year of service. Benefits are payable upon termination of service, death or disability, or following retirement, and are subject to minimum distribution requirements set forth under the Internal Revenue Code. At the election of the participant, benefits derived from employer contributions are payable either in cash or the Company’s Common Stock.

In addition to participation in the Company’s ESSOP, Mr. Rager participated in the Great West Casualty Company Profit Sharing Plan (“GWC Plan”), which was terminated on December 31, 2013. The existing account balances of GWC Plan participants were absorbed by the BSP described above. Mr. Rager’s participation in the GWC Plan ended after he joined ORI’s Senior Management team in late 2007. The GWC Plan was a 401(k) qualified plan that covered substantially all employees of GWC and its affiliates. As of January 1, 2014, no new participants were permitted to join the GWC Plan and existing GWC participants automatically became participants in the BSP and continued to be eligible for participation in the Company’s ESSOP.

Other Benefits

The Company does not provide for the disbursement of significant values by way of perquisites or personal benefits to its executive officers and all other employees. Such benefits as may in fact be provided in very limited circumstances include the personal value attributed to the use of Company-supplied automobiles, the personal value of club memberships, and the value of certain personal meals. The value of these benefits to the CEO, CFO and other listed executive officers were insignificant and are shown in the “All Other Compensation” column of the Summary Compensation Table appearing elsewhere in this proxy statement.

ITEM 3
VOTE ON EXECUTIVE COMPENSATION

BACKGROUND

It is Old Republic’s policy to provide full disclosure concerning its compensation philosophy and corporate governance. At the Company’s 2017 Annual Shareholders’ Meeting, more than 95.4% of the shares voted in approval of the Company’s executive compensation. However, in accordance with the Company’s full disclosure policy and intents, shareholders are again asked to endorse the Company’s compensation philosophy by adopting the following resolution that is commonly called a “Say-on-Pay” proposal.

The Board of Directors and the Compensation Committee, in particular, review the elements of Company compensation each year. Special attention is devoted to the compensation of the executive officers and other senior members of the Company’s management. In general, the Company seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay and annual and long-term incentives. The Company believes that its history of long-term growth over many decades is, in part, a result of its compensation programs that encourage a longer-term pursuit of growth objectives and the building of long-term shareholder value rather than short-term results. A more detailed review of those programs and the awards for 2017 to the executive officers of the Company are reported elsewhere in this proxy statement. The Board of Directors and Compensation Committee believe the Company’s performance and executive compensation have been aligned and balanced with shareholder returns in recent years. This vote is therefore not intended to address any one specific element of compensation or the compensation paid to any one individual. Rather, the resolution concerns the overall philosophy, makeup and amounts of compensation paid to executive officers as a group.

2017 EXECUTIVE COMPENSATION VOTE

At the Company’s 2017 Annual Shareholders’ Meeting more than 95.4% of shares present in person or by proxy voted to approve the Company’s executive compensation for 2016. The Compensation Committee and Board of Directors considered this vote when it reviewed executive compensation for 2017.

PROPOSED RESOLUTION

Resolved, that the shareholders of the Company approve the compensation policies, practices and procedures as set forth in the Compensation Discussion and Analysis section of this proxy statement for its executive officers.

VOTE REQUIRED

This vote is advisory and is not binding upon the Board of Directors. The vote is intended to be a measure of the shareholders overall approval of the handling of the Company’s executive compensation matters. Therefore, the vote will not result in a change or clawback of any existing or future compensation of any individual. Nor will this vote necessarily result in a change in the elements or compensation programs of the Company, as those decisions remain vested in the Board of Directors. However, if the shareholders fail to give this proposal a favorable vote, the Board of Directors and Compensation Committee shall investigate the reasons the resolution did not receive a majority vote. Further, this vote will be taken into consideration when future changes are considered in the elements of compensation, when compensation programs are adopted or changed, and when compensation amounts or incentive awards are approved for executive officers and the other senior members of the Company’s management. The results of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR this proposal. Proxies solicited by the Board of Directors shall be voted in favor of this proposal unless shareholders specify to the contrary in their proxies.

ITEM 4
SHAREHOLDER PROPOSAL by PAX World Management LLC

The Secretary of the Company has received a written notice that Pax World Management LLC (“PAX”), as a shareholder, intends to introduce a resolution at the Company’s Annual Shareholders’ Meeting. The Company’s Secretary will provide the formal name, address and number of shares held by the proponent of this proposal to any shareholder, upon receipt of a request for such information. The proposed resolution and a supporting statement are presented verbatim below.

PROPOSAL

Whereas: Climate change presents threats and opportunities for the insurance sector - on both the underwriting and investing sides - requiring adaption of business models and practices. As climate impacts emerge, board-level oversight will be critical to operating effectively in the new risk landscape.

Investors are calling for clear and expanded board oversight of corporate responses to climate change. State Street Global Advisors developed guidance on how boards can improve oversight of climate change-related risk, while large institutional investors CalPERS and CalSTRS amended their corporate governance principles calling for climate competence on boards of their portfolio companies.

As fiduciaries to investors and stewards for long-term corporate value, corporate boards have a responsibility to oversee material sustainability issues, including climate change, as part of their responsibility to protect investor interests. The Task Force on Climate-related Financial Disclosures (TCFD) identifies corporate governance as a critical contextual component within which to understand a company’s financial results, and recommends addressing climate risk as it relates to a company’s bottom line, not only its environmental impact. Board oversight, a core mechanism that preserves the company’s bottom line, is therefore central to addressing climate risk.

There can be different models for boards seeking to ensure prudent oversight of management’s policies and programs on climate change. For example, Prudential Financial has a dedicated board committee responsible for sustainability, and includes expertise in sustainability as a board director qualification. Ford Motor Company’s Board Sustainability and Innovation Committee explicitly noted the Committee’s responsibilities in the areas of “energy consumption, climate change, greenhouse gas and other criteria pollutant emissions.” Apple and Exxon have both added climate change experts to their boards of directors.

Meanwhile, Old Republic International Corporation (“Old Republic”) has not sufficiently informed shareholders on how its board manages issues related to climate change. In fact, the company provides no information about how it addresses climate change risk.

Resolved: To help address the critical social and business impacts of climate change, shareholders request that Old Republic take steps necessary to establish more effective board oversight of the company’s policies and programs addressing the risks and opportunities posed by climate change and report to shareholders by November 2018 (at reasonable cost, omitting proprietary and confidential information) on steps taken or planned.

SUPPORTING STATEMENT

In determining the best approach for Old Republic to strengthen board oversight of climate change, we recommend consideration of the following options:

•	Formalize climate change oversight by creating a new board committee or assigning responsibility to an existing committee;

•	Recruit candidates with expertise in climate change onto the board, and include this in the board qualifications matrix;

•	Provide for informed oversight by the entire board through training and stakeholder engagement opportunities when appropriate;

•	Integrate consideration of climate change into board deliberations on corporate strategy and risk assessment;

•	Integrate climate change consideration into board deliberations on executive compensation;

•	Regularly evaluate and report on the role of the board in overseeing climate change related risk and opportunities.

OLD REPUBLIC’S STATEMENT IN OPPOSITION TO
THE PAX SHAREHOLDER PROPOSAL

The Company does not believe that the adoption of the shareholder proposal is necessary or appropriate. While the Company does not currently post its position or policy relative to climate change on its website, it has considered the many aspects of climate change and has made public disclosure of its position on this topic in required filings made with state regulators. For example, the Company has reported that it has a policy to reasonably assess, reduce or mitigate its emissions for its current facilities with the following environmental objectives: (1) to act in an environmentally responsible manner; (2) to provide a safe and healthy workplace for its employees; (3) to implement green strategies for our facilities and buildings, where feasible, by decreasing the environmental impact of these facilities and buildings by conserving energy, reducing natural resource consumption and green-house gas emissions.

Old Republic has focused on implementing energy conservation best practices in existing and future facilities and buildings, where feasible, by (1) raising awareness of environmentally sustainable practices; (2) implementing environmentally sustainable practices, including: paper resources conservation, energy conservation, water conservation, waste management, recycling programs, and employee awareness. Further, the Company has objectively measured energy efficiencies in given facilities as relevant to repairs, replacements or rehabs.

From a core business perspective, the Old Republic group of companies, as multi-line commercial liability insurers, primarily involved in workers’ compensation and vehicle liability insurance, and as a title insurer does not believe it has a material climate change risk with respect to underwriting operations. Almost all of Old Republic’s underwriting risk is subject to re-pricing on an annual basis. To the extent that climate change may impact the number and severity of losses of Old Republic’s policyholders, that impact would likely be long-term in nature, as one of several factors influencing inflation. Any impact of climate change on policyholder losses would implicitly be considered in Old Republic’s normal pricing and underwriting process, without any meaningful need to explicitly identify climate change as the root cause of that specific change. Consequently, Old Republic believes that climate change is implicitly addressed within its normal individual risk selection and more global risk management process.

From an asset and investment perspective, a large portion of Old Republic’s investment portfolio consists of fixed rate income investments and management has, in a general manner, considered climate risk with respect to investment management as an element of risk in its business judgment. While the Company has not adopted specific criteria upon which to identify climate change-related risks as they may relate to its business or investments, each decision with respect to underwriting or investments is made considering revenue relevant risk factors. Further, Old Republic’s enterprise risk management process is designed to identify, assess and manage any risks, including environmental concerns, if they potentially exceed Old Republic’s defined risk tolerance. In light of these considerations, the Company does not believe that singling out any one specific issue in such a process is appropriate in the application of Old Republic’s operating philosophy. Having said that, the Company will continue to manage underwriting risk as possibly impacted by climate change, through its existing risk management practices. If climate change has a significant impact on a specific bond issuer, or the economy in general, investment losses or reduction in sales/revenue could potentially occur, and in that event, Old Republic would address such issues pursuant to sound business underwriting and investment practices.

In summary, Old Republic will continue to manage underwriting risk as possibly impacted by climate change but as a commercial insurer with an immaterial exposure to concentrated property risk, the Company believes its long- term, tried and tested policies are appropriate for the current circumstances and the shareholder’s proposal is unnecessary.

VOTE REQUIRED WITH RESPECT TO THE PAX SHAREHOLDER PROPOSAL

If this proposal is properly presented at the Annual Shareholders’ Meeting, approval requires the affirmative vote of a majority of the shares present at the Meeting, in person or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the PAX shareholder proposal. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Broker non-votes will have no effect on the vote. The result of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board believes that this proposal is not in the shareholders’ best interests, and recommends a vote AGAINST it. Proxies solicited by the Board of Directors shall be voted AGAINST this proposal unless shareholders specifically vote for it in their proxies.

ITEM 5
SHAREHOLDER PROPOSAL by the
CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM (“CalPERS”)

The Secretary of the Company has received a written notice that CalPERS, as a shareholder, intends to re-introduce a resolution at the Company’s Annual Shareholders’ Meeting. The Company’s Secretary will provide the formal name, address and number of shares held by the proponent of this proposal to any shareholder, upon receipt of a request for such information. The proposed resolution and a supporting statement are presented verbatim below.

PROPOSAL

RESOLVED: Shareholders of Old Republic International Corporation (“Company”), ask the board of directors (“Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require Company to include in its proxy materials prepared for a shareholder meeting at which directors are to be elected, the name, the Disclosure and the Statement (each as defined herein) of any person nominated for election to the board by a shareholder or group (“Nominator”) that meets the criteria established below. Company shall allow shareholders to vote on such nominee on Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that Nominator must:

a)	have beneficially owned 3% or more of Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)
give Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) Nominator, including proof it owns the required shares (the “Disclosure”); and

c)
certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of Nominator’s communications with Company shareholders, including the Disclosure and the Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Company.

Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and the Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

Proxy access enables a system of governance that fosters director accountability and long-term value creation. Without effective proxy access, the director election process simply becomes a ratification of corporate management’s slate of nominees.

The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide.[1]

At the 2016 and 2017 annual meetings, similar proposals received overwhelming shareowner support with approximately 74% of the vote cast. A growing number of companies continue to adopt proxy access provisions - rejecting the common assertion that proxy access is costly, distracting, and favored mainly by special interests.

We urge shareholders to vote FOR this proposal.

1. http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1

OLD REPUBLIC’S STATEMENT IN OPPOSITION TO
THE CalPERS SHAREHOLDER PROPOSAL

Currently, the Company has no rule or By-law concerning proxy access. Accordingly, this matter is properly governed by Delaware General Business Law and SEC law and regulations. In its supporting statement, the shareholder relies on academic studies to support its contention that proxy access increases directors’ accountability and long-term value creation. Addressing accountability first, Old Republic’s governance structure already provides shareholders with various opportunities to hold the Board accountable in the nomination and election of directors. The Company’s governance structure currently provides:

•	Shareholders the ability to call special meetings and take action by written consent outside the context of an annual meeting of shareholders.

•
That in the event that any director receives a significant withhold vote in an election, the Governance and Nominating Committee have stated that they would investigate the reason or reasons for such a withhold vote and following its investigation, the Committee would make such recommendations to the full Board as are appropriate in light of the facts and circumstances that they discover.

•
Shareholders have the ability to recommend director candidates to Old Republic’s Governance and Nominating Committee. Such nominees would be evaluated and considered using the same criteria as are used for all candidates and would be reviewed with the same consideration made for the Company’s needs as all other candidates.

•	A strong independent leadership structure, including a Lead Independent Director who is appointed from among the independent directors.

Currently, eleven of the twelve Company directors are independent under the rules of the NYSE and the SEC and are under no obligation to follow the lead of the Company’s management. Moreover, based on the beneficial ownership of approximately 1.9% of the Company’s outstanding Common stock by the directors and executive officers of the company, as a group, and the ownership of approximately 5.5% of Old Republic’s outstanding stock by its employees’ ESSOP, pension and other benefit plans, the interests of the Company’s directors, executive officers and employees (a combined 7.4% interest) are fully aligned with those of the shareholders. In these regards, the Board believes that this alignment of interests among these groups along with the intellectual capital that they have invested in Old Republic, demonstrate that they, as a group, are committed to the Company’s performance over the long run, and are thus responsive to the concerns of shareholders as serious investors in Old Republic’s business.

The Company also has an effective director nomination process. In this regard, the Board of Directors’ Governance and Nominating Committee follows an approach designed to obtain a reasonable balance between skills, tenure and experience in the slating and retention of directors. The Committee is always open to considering all candidates nominated by outside shareholders, and as described elsewhere in this proxy statement, the Committee’s policy is that it will evaluate each such candidate on the basis of the minimum criteria and background qualifications and experience as are required of any candidate.

The supporting statement to the shareholder’s proposal asserts that in addition to fostering director accountability, it would also result in long-term value creation. The Board of Directors is unaware of any empirical evidence that such value creation would in fact occur. In these regards, the Board believes that much of what passes as best practices of corporate governance propounded by certain academic circles and shareholder advisory services that are unregulated and not sanctioned by U.S. Government institutions such as the Securities and Exchange Commission or State chartering authorities whose governance regulations the Company adheres and complies with is based on theories largely distanced from real business life considerations. As demonstrated by the fact that even the academic studies cited by the shareholder are not unanimous in concluding that proxy access may increase US market capitalization, the Board views much of the current academic theory relative to proxy access as speculative in nature and as attempts for one-size-fits-all financial and social engineering unrelated to the uniqueness of individual institutions, their culture, their proprietary business models, and their long-term operating and growth objectives.

The Board of Directors has considered the proposal by CalPERS, as it also did last year following the vote on CalPERS proposal at the Shareholder Meeting. In each case, the Board of Directors reviewed the Company’s corporate governance practices and the Proxy Access proposal CalPERS made, in the context of the totality of Old Republic’s system of corporate governance. The Board has determined that the system Old Republic has in place, and which has been consistently adhered to during decades of the Company’s existence as an independent publicly-held insurance holding company, best suits the Company and its shareholders’ and other key stakeholders’ needs. The Board is of the view that the Company’s performance over decades provides empirical evidence that its established system of governance is not broken and therefore does not need to be fixed or enhanced. The Board believes that actions speak louder than words and Old Republic’s governance structure has helped produce industry-beating value creation for all of its serious long-term investors. Very little additional proof is needed of Old Republic’s distinguished record of successfully managing a long-term business in the best interests of its shareholders than the following tables and charts, which are updated annually. The Company believes that all of these considerations support its above average performance by comparing the Company’s stock market performance over the most recent 5 years and 10 years periods with the S&P 500 Index and a Peer Group of Companies.

The charts and the 50 years tables that follow reflect the Company’s annual operating results over the indicated number of years. To put them in perspective, the Company has included information on the stock market’s valuation in separate charts comparing ORI total market return with the Standard & Poor’s 500 Index (“S&P 500”) and a peer group of companies for the years shown. The first 50 year table compares Old Republic’s annual total book return with the total pretax annual return for the S&P 500. (The Company calculates total book return by taking the annual post-tax change in shareholders’ equity per share, plus the pretax dividend yield on that account.) For this period, Old Republic’s total book return averaged 13.7%, versus 11.5% for the S&P 500 Index. The second 50 year table compares the Company’s annual total market return on a per-share basis with the S&P 500’s performance. (This is calculated by taking the year-to-year percentage change in the closing price of Old Republic’s stock, plus the cash dividend as a percentage of the closing price per share at the beginning of each year.) During this time, Old Republic’s shares posted an annual average return of 17.8% versus 11.5% for the S&P 500. Both charts reflect the Company’s poorer performance relative to the S&P 500 Index during the Great Recession years and their aftermath, as this economic downturn seriously impacted the Company’s run-off financial indemnity business. This relatively poorer performance is expected to turn more positive as Old Republic’s recalibrated capital resources should likely restore an earnings momentum driven by its General and Title insurance businesses.

OLD REPUBLIC INTERNATIONAL CORPORATON - Total Book Return Compared to the S&P 500 Index

	Old Republic International Corporation (a)					S&P 500 (b)	Relative Results
Year	Ending Book Value	Cash Dividends Paid (c)	Percentage Change in Book Value	Dividend Yield	Total Book Return (d)	Total Annual Return	ORI vs. S&P 500

1968	$ 0.28	$ 0.007 (c)	15.2%	2.8%	18.0%	11.0%	7.0%
1969	0.31	0.011 (c)	9.4%	3.8%	13.2%	-8.4%	21.6%
1970	0.36	0.012 (c)	15.5%	4.0%	19.5%	4.0%	15.5%
1971	0.47	0.014 (c)	31.3%	3.9%	35.2%	14.3%	20.9%
1972	0.48	0.016 (c)	2.3%	3.4%	5.7%	19.0%	-13.3%

1973	0.47	0.019 (c)	-2.2%	3.9%	1.7%	-14.7%	16.4%
1974	0.38	0.020 (c)	-19.3%	4.2%	-15.1%	-26.5%	11.4%
1975	0.29	0.020 (c)	-23.9%	5.3%	-18.6%	37.2%	-55.8%
1976	0.56	0.011 (c)	94.4%	3.9%	98.3%	23.8%	74.5%
1977	0.79	0.022 (c)	41.9%	3.9%	45.8%	-7.2%	53.0%

1978	0.98	0.033 (c)	22.8%	4.2%	27.0%	6.6%	20.4%
1979	1.08	0.052 (c)	10.9%	5.3%	16.2%	18.4%	-2.2%
1980	1.22	0.054 (c)	12.8%	5.0%	17.8%	32.5%	-14.7%
1981	1.39	0.054 (c)	14.0%	4.4%	18.4%	-4.9%	23.3%
1982	1.65	0.056 (c)	18.4%	4.0%	22.4%	21.6%	0.8%

1983	1.89	0.058 (c)	14.6%	3.6%	18.2%	22.6%	-4.4%
1984	2.21	0.059 (c)	16.9%	3.3%	20.2%	6.3%	13.9%
1985	2.30	0.062 (c)	4.3%	2.9%	7.2%	31.7%	-24.5%
1986	2.53	0.065 (c)	9.7%	2.7%	12.6%	18.7%	-6.1%
1987	2.95	0.068 (c)	16.7%	2.7%	19.4%	5.3%	14.1%

1988	3.15	0.071 (c)	6.9%	2.3%	9.2%	16.6%	-7.4%
1989	3.54	0.076 (c)	12.4%	2.4%	14.8%	31.7%	-16.9%
1990	3.92	0.081 (c)	10.7%	2.2%	13.1%	-3.1%	16.2%
1991	4.46	0.086 (c)	13.7%	2.2%	15.9%	30.5%	-14.6%
1992	5.07	0.093 (c)	13.8%	2.1%	15.9%	7.6%	8.3%

1993	5.75	0.102 (c)	13.4%	1.9%	15.3%	10.1%	5.2%
1994	6.11	0.111 (c)	6.3%	2.0%	8.3%	1.3%	7.0%
1995	7.24	0.121 (c)	18.5%	2.0%	20.5%	37.6%	-17.1%
1996	7.77	0.148 (c)	7.3%	2.0%	9.3%	23.0%	-13.7%
1997	8.31	0.178 (c)	7.0%	2.3%	9.3%	33.4%	-24.1%

1998	9.21	0.206 (c)	10.8%	2.5%	13.3%	28.6%	-15.3%
1999	9.59	0.261 (c)	4.2%	2.8%	7.0%	21.0%	-14.0%
2000	11.00	0.293 (c)	14.6%	3.1%	17.7%	-9.1%	26.8%
2001	12.48	0.315 (c)	13.5%	2.9%	16.4%	-11.9%	28.3%
2002	13.96	0.336 (c)	11.8%	2.7%	14.5%	-22.1%	36.6%

2003	15.65	0.890 (c)	12.1%	6.4% (c)	18.6%	28.7%	-10.1%
2004	16.94	0.402 (c)	8.2%	2.6%	10.8%	10.9%	-0.1%
2005	17.53	1.312 (c)	3.5%	7.7% (c)	11.2%	4.9%	6.3%
2006	18.91	0.590 (c)	7.9%	3.4%	11.3%	15.8%	-4.5%
2007	19.71	0.630 (c)	4.2%	3.3%	7.5%	5.5%	2.0%

2008	15.91	0.670 (c)	-19.3%	3.4%	-15.9%	-37.0%	21.1%
2009	16.49	0.680 (c)	3.6%	4.3%	7.9%	26.5%	-18.6%
2010	16.16	0.690 (c)	-2.0%	4.2%	2.2%	15.1%	-12.9%
2011	14.76	0.700 (c)	-8.7%	4.3%	-4.4%	2.1%	-6.5%
2012	14.03	0.710 (c)	-4.9%	4.8%	-0.1%	16.0%	-16.1%

2013	14.64	0.720 (c)	4.3%	5.1%	9.4%	32.4%	-23.0%
2014	15.15	0.730 (c)	3.5%	5.0%	8.5%	13.7%	-5.2%
2015	14.98	0.740 (c)	-0.9%	4.9%	4.0%	1.4%	2.6%
2016	17.16	0.750 (c)	14.5%	5.0%	19.5%	11.9%	7.6%
2017	$ 17.72	$ 1.760 (c)	3.3%	10.3% (c)	13.6%	21.8%	-8.2%
Annual Average - 1968 to 2017 (50 years)			10.0%	3.7%	13.7%	11.5%	2.2%

(a)
Old Republic’s per share statistics have been retroactively restated for stock dividends and splits. The data applicable to the Company are reported on a post-tax basis relative to book value, and on a pretax basis with respect to the dividend yield.

(b)	Data for the Standard & Poor’s 500 Index (“S&P 500“) are calculated on a pretax basis.

(c)
In December, 2003 and 2005, special year-end cash dividends of $.534 and $.800 per common share were declared and paid. In December 2017, a special year-end cash dividend of $1.000 per common share was declared and paid in January 2018.

(d)	Total book return represents the sum of each year’s dividend yield as a percentage of beginning book value per share, plus the percentage change in each year’s book value per share.

OLD REPUBLIC INTERNATIONAL CORPORATON - Total Market Return Compared to the S&P 500 Index

	Old Republic International Corporation (a)					S&P 500 (b)	Relative Results
Year	Ending Market Value	Cash Dividends Paid (c)	Percentage Change in Market Value	Dividend Yield	Total Market Return (d)	Total Annual Return	ORI vs. S&P 500

1968	$ 0.47	$ 0.007 (c)	39.7%	2.1% (c)	41.8%	11.0%	30.8%
1969	0.34	0.011 (c)	-28.4%	2.3% (c)	-26.1%	-8.4%	-17.7%
1970	0.53	0.012 (c)	57.1%	3.7% (c)	60.8%	4.0%	56.8%
1971	0.84	0.014 (c)	59.6%	2.6% (c)	62.2%	14.3%	47.9%
1972	1.24	0.016 (c)	47.5%	1.9% (c)	49.4%	19.0%	30.4%

1973	0.45	0.019 (c)	-63.5%	1.5% (c)	-62.0%	-14.7%	-47.3%
1974	0.41	0.020 (c)	-10.6%	4.4% (c)	-6.2%	-26.5%	20.3%
1975	0.44	0.020 (c)	7.9%	5.0% (c)	12.9%	37.2%	-24.3%
1976	0.62	0.011 (c)	42.7%	2.6% (c)	45.3%	23.8%	21.5%
1977	0.79	0.022 (c)	27.4%	3.5% (c)	30.9%	-7.2%	38.1%

1978	0.98	0.033 (c)	22.8%	4.2% (c)	27.0%	6.6%	20.4%
1979	1.11	0.052 (c)	14.2%	5.3% (c)	19.5%	18.4%	1.1%
1980	0.89	0.054 (c)	-20.4%	4.8% (c)	-15.6%	32.5%	-48.1%
1981	1.14	0.054 (c)	28.8%	6.1% (c)	34.9%	-4.9%	39.8%
1982	1.46	0.056 (c)	27.8%	4.9% (c)	32.7%	21.6%	11.1%

1983	2.35	0.058 (c)	61.4%	4.0% (c)	65.4%	22.6%	42.8%
1984	2.03	0.059 (c)	-13.7%	2.5% (c)	-11.2%	6.3%	-17.5%
1985	3.01	0.062 (c)	48.4%	3.0% (c)	51.4%	31.7%	19.7%
1986	2.32	0.065 (c)	-23.2%	2.2% (c)	-21.0%	18.7%	-39.7%
1987	1.86	0.068 (c)	-19.6%	2.9% (c)	-16.7%	5.3%	-22.0%

1988	2.35	0.071 (c)	26.0%	3.8% (c)	29.8%	16.6%	13.2%
1989	2.61	0.076 (c)	11.0%	3.2% (c)	14.2%	31.7%	-17.5%
1990	2.46	0.081 (c)	-5.3%	3.1% (c)	-2.2%	-3.1%	0.9%
1991	4.21	0.086 (c)	70.7%	3.5% (c)	74.2%	30.5%	43.7%
1992	5.90	0.093 (c)	40.2%	2.2% (c)	42.4%	7.6%	34.8%

1993	5.37	0.102 (c)	-9.0%	1.7% (c)	-7.3%	10.1%	-17.4%
1994	5.04	0.111 (c)	-6.1%	2.1% (c)	-4.0%	1.3%	-5.3%
1995	8.42	0.121 (c)	67.1%	2.4% (c)	69.5%	37.6%	31.9%
1996	9.51	0.148 (c)	13.0%	1.8% (c)	14.8%	23.0%	-8.2%
1997	13.22	0.178 (c)	39.0%	1.9% (c)	40.9%	33.4%	7.5%

1998	12.00	0.206 (c)	-9.2%	1.6% (c)	-7.6%	28.6%	-36.2%
1999	7.27	0.261 (c)	-39.4%	2.2% (c)	-37.2%	21.0%	-58.2%
2000	17.06	0.293 (c)	134.8%	4.0% (c)	138.8%	-9.1%	147.9%
2001	14.93	0.315 (c)	-12.5%	1.8% (c)	-10.7%	-11.9%	1.2%
2002	14.93	0.336 (c)	--%	2.2% (c)	2.2%	-22.1%	24.3%

2003	20.29	0.890 (c)	35.9%	5.9% (c)	41.8%	28.7%	13.1%
2004	20.24	0.402 (c)	-0.2%	2.0% (c)	1.8%	10.9%	-9.1%
2005	21.01	1.312 (c)	3.8%	6.5% (c)	10.3%	4.9%	5.4%
2006	23.28	0.590 (c)	10.8%	2.8% (c)	13.6%	15.8%	-2.2%
2007	15.41	0.630 (c)	-33.8%	2.7% (c)	-31.1%	5.5%	-36.6%

2008	11.92	0.670 (c)	-22.6%	4.3% (c)	-18.3%	-37.0%	18.7%
2009	10.04	0.680 (c)	-15.8%	5.7% (c)	-10.1%	26.5%	-36.6%
2010	13.63	0.690 (c)	35.8%	6.9% (c)	42.7%	15.1%	27.6%
2011	9.27	0.700 (c)	-32.0%	5.1% (c)	-26.9%	2.1%	-29.0%
2012	10.65	0.710 (c)	14.9%	7.7% (c)	22.6%	16.0%	6.6%

2013	17.27	0.720 (c)	62.2%	6.8% (c)	69.0%	32.4%	36.6%
2014	14.63	0.730 (c)	-15.3%	4.2% (c)	-11.1%	13.7%	-24.8%
2015	18.63	0.740 (c)	27.3%	5.1% (c)	32.4%	1.4%	31.0%
2016	19.00	0.750 (c)	2.0%	4.0% (c)	6.0%	11.9%	-5.9%
2017	$ 21.38	$ 1.760 (c)	7.3%	9.3% (c)	16.6%	21.8%	-5.2%
Annual Average - 1968 to 2017 (50 years)			14.1%	3.7% (c)	17.8%	11.5%	6.3%

(a) Old Republic’s per share statistics have been retroactively restated for stock dividends and splits.

(b)	Data for both the Company and the Standard & Poor’s 500 Index (“S&P 500“) are calculated on a pretax basis.

(c)
In December, 2003 and 2005, special year-end cash dividends of $.534 and $.800 per common share were declared and paid. In December 2017, a special year-end dividend of $1.000 per common share was declared and paid in January 2018.

(d)
Total market return has been calculated as the sum of the year-to-year increase or decrease in the closing price and the dividend yield for each year as a percentage of the closing price at the end of the preceding year. The total return shown would be higher if an interest factor were also applied to the reinvestment of cash dividends.

Total Return to Shareholders
(Includes reinvestment of dividends)

		Annual Return Percentage
		Years Ending
Company Name / Index		Dec13	Dec14	Dec15	Dec16	Dec17
Old Republic International Corp		70.34	-11.15	33.30	6.08	16.85
S&P 500 Index		32.39	13.69	1.38	11.96	21.83
New 2017 Peer Group		39.75	13.38	8.92	12.81	11.41
Old 2016 Peer Group		37.22	13.98	11.12	10.18	9.60

		Indexed Returns
		Years Ending
	Base Period
Company Name / Index	Dec12	Dec13	Dec14	Dec15	Dec16	Dec17
Old Republic International Corp	100.00	170.34	151.35	201.75	214.02	250.08
S&P 500 Index	100.00	132.39	150.51	152.59	170.84	208.14
New 2017 Peer Group	100.00	139.75	158.45	172.59	194.69	216.91
Old 2016 Peer Group	100.00	137.22	156.40	173.79	191.48	209.86

New 2017 Peer Group	Old 2016 Peer Group
American Financial Group, Inc.	American Financial Group, Inc.
American International Group, Inc.	American International Group, Inc.
Berkley (W. R.) Corporation
Chubb Limited	Chubb Limited
Cincinnati Financial Corporation	Cincinnati Financial Corporation
CNA Financial Corporation
Fidelity National Financial, Inc.	Fidelity National Financial, Inc.
First American Financial Corporation	First American Financial Corporation
The Hartford Financial Services Group, Inc.
Markel Corporation
Stewart Information Services Corporation	Stewart Information Services Corporation
Travelers Companies, Inc.	Travelers Companies, Inc.
XL Group Plc

It is noteworthy that in addition to the Company’s better than Peer group and S&P stock market performance, it has paid cash dividends without interruption for each of the 76 years since 1942, and its annual dividend rate has been increased in each of the past 36 years. Most recently, the Board of Directors declared a special $1.00 cash dividend per share in December 2017 and announced a further increase of its quarterly dividend to $.195 per share at its February, 22, 2018 Directors’ meeting.

Viewed against the backdrop of the Company’s financial performance over several decades, the Board believes that its shareholders have had and will continue to have the opportunity to hold Directors accountable under its current method of operations and governance for the long run of the enterprise. Accordingly, the Board does not believe that the shareholder’s proposal would necessarily result in more effective corporate governance or long-term value creation on behalf of shareholders and other key stakeholders.

VOTE REQUIRED WITH RESPECT TO THE CALPERS SHAREHOLER PROPOSAL

If this proposal is properly presented at the Annual Shareholders’ Meeting, approval requires the affirmative vote of a majority of the shares present at the Meeting, in person or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the CalPERS shareholder proposal. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Broker non-votes will have no effect on the vote. The result of this vote shall be disclosed in a filing made with the SEC shortly after the Annual Shareholders’ Meeting and will be available for review on the Company’s website, www.oldrepublic.com.

BOARD OF DIRECTORS’ RECOMMENDATION

The ORI Board believes that this proposal is not in the shareholders’ best interests, and recommends a vote AGAINST it. Proxies solicited by the Board of Directors shall be voted AGAINST this proposal unless shareholders specifically vote for it in their proxies.

OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL SHAREHOLDERS’ MEETING

In order for a proposal by a shareholder of the Company to be included in the Company’s proxy statement and form of proxy for the 2019 Annual Shareholders’ Meeting, the proposal must be received by the Company no later than 120 days before the anniversary date of the Company’s last proxy statement (December 14).

This proxy statement is filed by order of the Board of Directors.

John R. Heitkamp, Jr.
Senior Vice President,
General Counsel and Secretary
Chicago, Illinois
April 16, 2018

OLD REPUBLIC INTERNATIONAL CORP.
307 N. MICHIGAN AVENUE
CHICAGO, IL 60601-5382
ATTN: WILLIAM J. DASSO

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (EDT) Time on May 24, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (EDT) Time on May 24, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Harrington Bischof 02 Spencer LeRoy III 03 Charles F. Titterton 04 Steven R. Walker

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the selection of KPMG LLP as the company's auditors for 2018.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 4 and 5.	For	Against	Abstain
4. To vote on the PAX World Management LLC proposal listed in the Company's Proxy Statement, if properly submitted.	☐	☐	☐
5. To vote on the California Public Employees' Retirement System proposal listed in the Company's Proxy Statement, if properly submitted.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000377958_1 R1.0.1.17

OLD REPUBLIC INTERNATIONAL CORPORATION
Annual Meeting of Shareholders
Friday, May 25, 2018
3:00 p.m., Chicago Time

Offices of Old Republic International Corporation
22nd Floor Conference Center
307 North Michigan Avenue
Chicago, Illinois 60601

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Proxy Statement are available at www.proxyvote.com

---

OLD REPUBLIC INTERNATIONAL CORPORATION
307 North Michigan Avenue
Chicago, Illinois 60601

The undersigned hereby appoint a Proxy Committee of KARL W. MUELLER, JOHN R. HEITKAMP, JR. and A.C. ZUCARO or any one of them (with full power of substitution in each) the proxy or proxies of the undersigned to vote, as designated below, all shares of Old Republic International Corporation Common Stock that the undersigned is entitled to vote at the annual meeting of the shareholders to be held on the 22nd Floor Conference Center at the offices of Old Republic International Corporation, 307 North Michigan Avenue, Chicago, Illinois 60601, on May 25, 2018 at 3:00 P.M., Chicago Time (CT), or at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors FOR proposals 1, 2, 3 and AGAINST proposals 4 and 5 , AND IN THE COMMITTEE'S DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

0000377958_2 R1.0.1.17

Continued and to be signed on reverse side

OLD REPUBLIC INTERNATIONAL CORP.
307 N. MICHIGAN AVENUE
CHICAGO, IL 60601-5382
ATTN: WILLIAM J. DASSO

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (EDT) Time on May 24, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (EDT) Time on May 24, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Harrington Bischof 02 Spencer LeRoy III 03 Charles F. Titterton 04 Steven R. Walker

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the selection of KPMG LLP as the company's auditors for 2018.	▢	▢	▢
3. Advisory vote to approve executive compensation.	▢	▢	▢

The Board of Directors recommends you vote AGAINST proposals 4 and 5.	For	Against	Abstain
4. To vote on the PAX World Management LLC proposal listed in the Company's Proxy Statement, if properly submitted.	▢	▢	▢
5. To vote on the California Public Employees' Retirement System proposal listed in the Company's Proxy Statement, if properly submitted.	▢	▢	▢

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000377959_1 R1.0.1.17

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

OLD REPUBLIC INTERNATIONAL CORPORATION
Annual Meeting of Shareholders
Friday, May 25, 2018
3:00 p.m., Chicago Time

Offices of Old Republic International Corporation
22nd Floor Conference Center
307 North Michigan Avenue
Chicago, Illinois 60601

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Proxy Statement are available at www.proxyvote.com

---

OLD REPUBLIC INTERNATIONAL CORPORATION
307 North Michigan Avenue
Chicago, Illinois 60601

The undersigned hereby appoint a Proxy Committee of KARL W. MUELLER, JOHN R. HEITKAMP, JR. and A.C. ZUCARO or any one of them (with full power of substitution in each) the proxy or proxies of the undersigned to vote, as designated below, all shares of Old Republic International Corporation Common Stock that the undersigned is entitled to vote at the annual meeting of the shareholders to be held on the 22nd Floor Conference Center at the offices of Old Republic International Corporation, 307 North Michigan Avenue, Chicago, Illinois 60601, on May 25, 2018 at 3:00 P.M., Chicago Time (CT), or at any adjournments thereof.

Old Republic International Corporation Employees Savings and Stock Ownership Plan Members/Old Republic International Baseline Security Plan Members/Republic Mortgage Insurance Company Profit Sharing Plan Members

If you are a participant in one or more of the above Plans, which holds shares of Old Republic International Corporation("ORI") Common Stock, each share held by these Plans is entitled to one (1) vote at the Annual Meeting of Shareholders of the Company to be held May 25, 2018. Under the terms of each of these Plans, you as a participant are entitled to vote the number of shares of ORI Common Stock allocated to your account. Please return the proxy card you receive as soon as possible. By returning the proxy card you will assure that the shares will be voted in accordance with your instructions. If you fail to exercise these voting rights, the shares that are unvoted may be voted by the Administration Committee or the Trustee of the Plan as provided for under the provisions of the Plan or Plans involved.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, these shares will be Voted in accordance with the recommendations of the Board of Directors FOR proposals 1, 2, 3 and AGAINST proposals 4 and 5, AND IN THE ADMINISTRATION COMMITTEE'S OR TRUSTEE'S DISCRETION FOR DIRECTING THE PROXY COMMITTEE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Continued and to be signed on reverse side

0000377959_2 R1.0.1.17